UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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OCWEN FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

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April 18, 2019

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Ocwen Financial Corporation, which will be held at our offices at 3000 Leadenhall Road, Mount Laurel, New Jersey 08054, on Thursday, May 30, 2019, at 9:00 a.m., Eastern Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We encourage you to complete your proxy card in one of the manners described in the accompanying materials even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support of, and interest in, Ocwen Financial Corporation is sincerely appreciated.

Sincerely,
Phyllis R. Caldwell
Chair, Board of Directors

OCWEN FINANCIAL CORPORATION

1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 30, 2019

NOTICE

Our Annual Meeting of Shareholders will be held:

Date:	Thursday, May 30, 2019
Time:	9:00 a.m., Eastern Daylight Time
Location:	3000 Leadenhall Road Mount Laurel, New Jersey 08054

PURPOSE

•	To elect nine directors for one-year terms or until their successors are elected and qualified;

•
To ratify, on an advisory basis, the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Ocwen Financial Corporation for the fiscal year ending December 31, 2019;

•	To hold an advisory vote to approve executive compensation (“Say-on-Pay”); and

•	To transact such other business as may properly come before the meeting and any postponement or adjournment of the meeting. Management is not aware of any such other business at this time.

PROCEDURES

•	Our Board of Directors has fixed April 1, 2019 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

•	Only shareholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting.

This proxy statement for our 2019 Annual Meeting of Shareholders and our Annual Report to shareholders on Form 10-K for the year ended December 31, 2018 will be available on or about April 18, 2019 on our website at www.ocwen.com in the Financial Information section under the “Shareholders” tab. The approximate date on which this proxy statement, the proxy card and other accompanying materials are first being sent or given to shareholders is April 18, 2019. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our annual report and proxy materials at http://shareholders.ocwen.com/sec.cfm, a website that does not identify or track visitors of the site.

By Order of the Board of Directors,
Michael J. Stanton
Secretary
April 18, 2019

OCWEN FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Ocwen Financial Corporation (“Ocwen,” the “Company,” “we,” “us,” or “our”) for use at our 2019 Annual Meeting of Shareholders (the “Annual Meeting”) and at any postponement or adjournment of this meeting. The approximate date on which this proxy statement, the proxy card and other accompanying materials are first being sent or given to shareholders is April 18, 2019. The Annual Meeting will be held at our offices at 3000 Leadenhall Road, Mount Laurel, New Jersey 08054, on Thursday, May 30, 2019, at 9:00 a.m., Eastern Daylight Time, for the purposes listed in the Notice of Annual Meeting of Shareholders. If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” below for further details.

How a Proxy Works

The Board of Directors has appointed Glen A. Messina, President and Chief Executive Officer, and Michael J. Stanton, Senior Vice President, Deputy General Counsel and Secretary, as the management proxy holders for the Annual Meeting. If you properly complete, sign and return your proxy card by mail, or submit your proxy by Internet or telephone, and do not revoke it prior to its use, your shares will be voted in accordance with your instructions. If you do not give contrary instructions, the management proxy holders will vote all shares represented by valid proxies as follows:

•	Proposal One (Election of Directors) - “FOR ALL” of the nine nominees for Director;

•
Proposal Two (Advisory Ratification of Appointment of Independent Registered Public Accounting Firm) - “FOR” ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019;

•
Proposal Three (Advisory Resolution on Named Executive Officer Compensation) - “FOR” approval, on an advisory basis, of the compensation of Ocwen’s executive officers whose compensation is disclosed in this proxy statement (“named executive officers”) (“Say-on-Pay”); and

•
with regard to any other business that properly comes before the meeting, in accordance with the best judgment of the management proxy holders. As of the date of this proxy statement, we do not know of any other business that may come before the Annual Meeting.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting and any postponement or adjournment of this meeting and may not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice of revocation with our Secretary at the following address:
Michael J. Stanton, Secretary
c/o Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

•	submitting a properly executed proxy bearing a later date, or

•	appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person.

If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” below for further details.

Who May Vote at the Annual Meeting

On all matters properly presented at the Annual Meeting, each share of our common stock is entitled to one vote. All shareholders who owned our common stock as of the close of business on April 1, 2019 (the “Record Date”) are cordially invited to attend the 2019 Annual Meeting. Only shareholders of record or beneficial owners of shares of our common stock at the close of business on the Record Date are entitled to attend and vote at the Annual Meeting or any postponement or adjournment of this meeting. If your shares are registered directly in your name with American Stock Transfer & Trust Company, Ocwen’s stock transfer agent, you are the “shareholder of record” with respect to those shares. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or similar organization (collectively, “Broker”), then you are the “beneficial owner of shares held in street name.” As a beneficial owner, you have the right to instruct your Broker how to vote your shares. Most individual shareholders are beneficial owners of shares held in street name. At the close of business on the Record Date, there were 134,438,610 shares of common stock issued and outstanding.

How to Vote if you are a Shareholder of Record

If you are a shareholder of record and you have received a printed set of the proxy materials by mail, we encourage you to fill in, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. If you are a shareholder of record and attend the Annual Meeting in person, you may, if you desire, revoke your proxy in accordance with the procedures described in this Proxy Statement and vote your shares in person.

How to Give Voting Instructions if you are a Beneficial Owner of Shares held in Street Name

If you are a beneficial owner of shares held in street name, you are considered the beneficial owner of the shares, and your shares may be voted at the Annual Meeting only by the Broker that holds your shares. To instruct your Broker how your shares are to be voted at the Annual Meeting, you will need to follow the instructions provided by the Broker that holds your shares. Many Brokers offer the option of submitting voting instructions over the Internet or by telephone. You are also welcome to attend the Annual Meeting, but you may only vote in person at the Annual Meeting if you obtain and present at the Annual Meeting a legal proxy from the Broker that holds your shares, giving you the right to vote the shares in person at the meeting. Please contact your Broker for further information.

If you hold your shares in street name through a brokerage account and you do not submit instructions to your Broker about how your shares are to be voted, one of two things can happen depending on the type of proposal. If the proposal involves a “routine” matter, such as ratification of the appointment of the independent registered public accounting firm, then the rules of the New York Stock Exchange provide Brokers discretionary power to vote your shares even if you do not provide instructions. If, however, the proposal involves a “non-routine” matter, then Brokers are not permitted to vote your shares without instruction from you. “Non-routine” matters include, for example, proposals to elect directors or vote on executive compensation proposals. If you do not submit voting instructions to your Broker and your Broker exercises its discretion to vote your shares on Proposal Two to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019, your shares will constitute broker “non-votes” on each of the other proposals at the Annual Meeting, as Proposal One on the election of directors and Proposal Three on Say-on-Pay are “non-routine” matters. Therefore, it is important that you provide instructions to your Broker if your shares are held by a Broker so that your votes with respect to election of directors and Say-on-Pay are counted.

Quorum and Voting Information

The presence at the Annual Meeting of a majority of the votes of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the nine nominees for director receiving a plurality of the votes cast for director will be elected as directors of Ocwen. A plurality vote requirement means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting. You may vote in favor of or withhold authority to vote for one or more nominees for director. For Proposal Two to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019 and Proposal Three to approve the Say-on-Pay, the proposal will be approved if the votes cast by the holders of the shares represented at the Annual Meeting and entitled to vote in favor of the action exceed the votes cast opposing the action. Because Proposal Two to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019 and Proposal Three to approve the Say-on-Pay are advisory in nature, there is no specific requirement for approval for these proposals. It will be up to the Audit Committee and the Compensation Committee with respect to Proposals

Two and Three, as well as the Board of Directors, to determine whether and how to implement the advisory votes on the ratification of the appointment of our independent registered public accounting firm and Say-on-Pay.

Abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum is present. For Proposal One on the election of directors, a “withhold vote” will not be counted in determining the vote’s outcome, because the candidates who receive the highest number of “for” votes are elected, and candidates only need a single “for” vote to be elected. Abstentions will not be counted as votes cast with respect to Proposal Two to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019 or Proposal Three to approve the Say-on-Pay and therefore will not be counted in determining the outcome of those proposals. If any broker “non-votes” occur at the meeting with respect to your shares, the broker “non-votes” will be counted as present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast with respect to Proposal One on the election of directors or Proposal Three to approve the Say-on-Pay and therefore will not be counted in determining the outcome of those proposals presented for your vote.

Annual Meeting Admission
For information on attending the Annual Meeting and voting in person, please contact us at shareholderrelations@ocwen.com. If you wish to attend the Annual Meeting in person, you must notify us no less than seven days in advance at shareholderrelations@ocwen.com so that we can make appropriate arrangements to accommodate attendees (i.e., you must notify us at shareholderrelations@ocwen.com on or before May 23, 2019 in order to attend our shareholder meeting). You must also present a form of government-issued personal identification (e.g., driver’s license or passport) and proof of ownership as of the Record Date to be admitted to the Annual Meeting. If you are a beneficial owner of shares held in street name, a recent brokerage statement or a letter from your Broker are examples of proof of ownership. Only shareholders of record will be permitted to vote at the meeting unless a beneficial owner obtains and presents at the Annual Meeting a legal proxy from the Broker that holds such beneficial owner’s shares, giving the beneficial owner the right to vote the shares in person at the meeting. No cameras, recording equipment, electronic devices, weapons or other dangerous items, large bags, briefcases or packages will be permitted in the meeting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Our business has been undergoing substantial change which has magnified such uncertainties. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements. Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward looking statements and this may happen again. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include those described in Ocwen’s reports and filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018 and any current and quarterly reports since such date. Anyone wishing to understand Ocwen’s business should review our SEC filings. Ocwen’s forward-looking statements speak only as of the date they are made and we disclaim any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise. Ocwen may post information that is important to investors on our website.

ELECTION OF DIRECTORS
(Proposal One)

Our Bylaws provide that our Board of Directors shall consist of no less than three and no more than eleven members with the exact number to be fixed by our Board of Directors. Effective February 21, 2019, our Board of Directors fixed the number of directors at ten and we currently have ten directors. As Carol J. Galante has informed the Board of Directors that she does not intend to stand for re-election and is retiring from the Board of Directors immediately prior to the Annual Meeting, our Board of Directors has fixed the number of directors at nine, effective immediately prior to the commencement of the Annual Meeting.

As further described below under “Board of Directors and Corporate Governance” and, in particular, under “Annual Board Assessment” and “Director Nomination Process,” it is the responsibility of the Nomination/Governance Committee and the Board to periodically review Board size and composition and, if deemed appropriate, to make changes that the Board believes will best position the Board to enhance our ability to create value for shareholders and address changes in the market and business environment in which we operate.

2018 was a year of significant change for Ocwen. We closed the Company’s acquisition of PHH Corporation (“PHH”) and we hired a new President and Chief Executive Officer, among other leadership changes. In addition, our industry is undergoing significant change in terms of the competitive environment, technology advancements, and regulatory dynamics, among other factors. The Board is actively involved in driving strategic change at Ocwen and that change has included changes at the Board.

Our primary strategic goal is to return to profitability in the shortest timeframe possible within an appropriate risk and compliance environment. To achieve this goal, we have established a set of initiatives to address our critical near-term challenges. These include (i) executing on the PHH integration to create value, (ii) reengineering our cost structure, (iii) establishing funding for growth, (iv) replenishing portfolio runoff and restoring our growth focus and (v) fulfilling our regulatory commitments and resolving remaining legacy matters.

To put the Company in the best position to execute on these initiatives, the Nomination/Governance Committee and the Board determined that it was appropriate to increase the Board’s size and to add certain skillsets and experiential perspectives. As a result, in early 2019, the Board appointed Jenne K. Britell and Kevin Stein to the Board. Dr. Britell and Mr. Stein bring extensive executive and advisory experience, including in the mortgage and financial services industries, and the Board believes their collective expertise will be invaluable as we seek to execute our strategic priorities and remain committed to our goal of maximizing value for our shareholders. The addition of these directors complements our other directors’ skills and experiences, and it is consistent with our Board Diversity Policy, our Corporate Governance Guidelines and our overarching goal of recommending to shareholders a set of director nominees with individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will best serve the Company’s strategic and governance needs.

We are proposing the nine nominees listed below for election as directors at the Annual Meeting. All nominees currently serve as our directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

Each of the nominees listed below has consented to being named in this proxy statement and to serving as a director, if elected. If any nominee is unable to or will not stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee recommended by our Board of Directors. As of the date of this proxy statement, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as a director if elected.

Nominees for Director

The following sets forth certain information concerning our director nominees, including his or her principal occupation for at least the last five years, additional biographical information and specific qualifications of each director:

Phyllis R. Caldwell. Ms. Caldwell has served as Chair of the Board of Directors since March 2016. Ms. Caldwell has served as a director of Ocwen since January 2015. Ms. Caldwell is founder and managing member of Wroxton Civic Ventures LLC, which provides advisory services on various financial, housing and economic development matters, a position she has held since January 2012. Previously, Ms. Caldwell was Chief Homeownership Preservation Officer at the U.S. Department of the Treasury, responsible for oversight of the U.S. housing market stabilization, economic recovery and foreclosure prevention initiatives established through the Troubled Asset Relief Program, from November 2009 to December 2011. From December 2007 to November 2009, Ms. Caldwell was the President and Chief Executive Officer of the Washington Area Women's Foundation. Prior to such time, Ms. Caldwell held various leadership roles in commercial real estate finance during her eleven years at Bank of America until her retirement from Bank of America in 2007, serving most recently as President of Community Development Banking. Since January

2014, Ms. Caldwell has served as an independent director of City First Bank of DC. Since October 2018, Ms. Caldwell has also served as a member of the board of directors of MicroVest Holdings, Inc. From January 2014 through September 2018, Ms. Caldwell served as an independent director of American Capital Senior Floating, Ltd., a publicly traded business development company. Ms. Caldwell has also served on the boards of numerous non-profit organizations engaged in housing and community development finance. Ms. Caldwell received her Master of Business Administration from the Robert H. Smith School of Business at the University of Maryland, College Park and holds a Bachelor of Arts in Sociology, also from the University of Maryland.

Ms. Caldwell was selected to serve as a member of our Board of Directors due to her extensive experience in the housing and financial services industries, both in the private sector and as a senior government official, and her experience as a board member of another public company in the financial services industry.

Jenne K. Britell. Dr. Britell has served as a director of Ocwen since February 2019. Dr. Britell has served as a director of United Rentals, Inc. since 2006 and as its non-executive Chairman since 2008. Dr. Britell has also served as a director of Quest Diagnostics Inc., including as a member of its Audit and Finance Committee, since 2005. From 2000 through 2017, Dr. Britell served as a director of Crown Holdings, Inc., including as Chairman of the Audit Committee. From 2001 to 2009, Dr. Britell was Chairman and Chief Executive Officer of Structured Ventures, Inc., advisors to U.S. and multinational companies. From 1996 to 2000, Dr. Britell was a senior executive of GE Capital. At GE Capital, she most recently served as the Executive Vice President of Global Consumer Finance and President of Global Commercial and Mortgage Banking. From January 1998 to July 1999, she was President and Chief Executive Officer of GE Capital, Central and Eastern Europe. Before joining GE Capital, she held significant management positions with Dime Bancorp, Inc., HomePower, Inc., Citicorp and Republic New York Corporation. Earlier, she was the founding Chairman and Chief Executive Officer of the Polish-American Mortgage Bank.

Dr. Britell was selected to serve as a member of our Board of Directors due to her extensive executive and advisory experience, including in corporate governance, corporate finance, capital markets, international business and strategic planning, with multinational corporations operating in complex, regulated industries.

Alan J. Bowers. Mr. Bowers has served as a director of Ocwen since May 2015. Mr. Bowers has also served as a Director of Walker & Dunlop, Inc., a publicly traded commercial real estate finance company, since December 2010, serves as its Lead Director, and serves on its Audit Committee and its Nominating and Corporate Governance Committee (Chair). Mr. Bowers also serves on the board and as Audit Committee Chair of CorePoint Lodging Group, a publicly traded lodging REIT, and serves on its Nominating/Governance and Compensation Committees. From July 2013 to May 2018, Mr. Bowers served as a Director of La Quinta Inns & Suites, a publicly traded hotel chain. From 2006 to 2015, Mr. Bowers served as a Director of American Achievement Corp., a privately-held manufacturer and distributer of graduation products. Prior to Mr. Bowers' retirement in 2005, he was the President and Chief Executive Officer and a board member of Cape Success, LLC, a private equity-backed staffing service and information technology solutions business, from 2001 to 2004. Mr. Bowers was also the President and Chief Executive Officer and a board member of MarketSource Corporation, a marketing and sales support service firm, from 2000 to 2001, and of MBL Life Assurance Corporation, a life insurance company, from 1995 to 1999. Mr. Bowers previously served on the boards and as Audit Committee Chair of Refrigerated Holdings, Inc., a temperature controlled logistics firm (from January 2009 to April 2013); Roadlink Inc., a trucking and logistics firm (from February 2010 to April 2013); and Fastfrate Holdings, Inc., a Canadian trucking and logistics firm (from July 2008 to June 2011), each a privately held company. Mr. Bowers has been a Certified Public Accountant since 1978 and served as Staff Auditor, Audit Partner and Managing Partner, serving a diverse client base during his tenure at Coopers & Lybrand, L.L.P. from 1978 to 1995 and as a Staff Accountant with Laventhol & Horwath, CPAs from 1976 to 1978. Mr. Bowers received his Bachelor of Science in Accounting from Montclair State University and his Master of Business Administration from St. John's University.

Mr. Bowers was selected to serve as a member of our Board of Directors because he brings to our Board over thirty years of experience in accounting and executive management, including experience on the audit committees of private companies and Securities and Exchange Commission registrants. Mr. Bowers’ accounting expertise and diverse corporate management experience are assets to our Board.

Jacques J. Busquet. Mr. Busquet has served as a director of Ocwen since January 2016. Mr. Busquet was formerly Chief Risk Officer and Managing Director of Natixis North America LLC and a member of its Executive Committee from April 2008 to February 2015. Prior to that, Mr. Busquet was Executive Vice President and member of the Executive Committee of Calyon Americas (formerly Credit Lyonnais Americas) in charge of Risks, Compliance, Legal, Regulatory Affairs and Asset Recovery from 1998 to March 2008. Since July 1, 2016, Mr. Busquet has served as a director of Mizuho Americas LLC, the US Bank Holding Company of Mizuho Financial Group, Inc. Since 2005, Mr. Busquet has served as a director of Prolitec Inc., a privately-held commercial air scenting company. From 2012 to March 2015, Mr. Busquet was a trustee of the Institute of International Bankers. From 2003 to 2009, Mr. Busquet was a trustee of the African Wildlife Foundation and the Chair of its Audit Committee for two

years.  Mr. Busquet has a Master of Business Administration in Finance from each of The Wharton School of the University of Pennsylvania and Hautes Études Commerciales (HEC), Paris.

Mr. Busquet was selected to serve as a member of our Board of Directors because with his broad experience as an officer in charge of risks in his prior positions, Mr. Busquet brings to our Board valuable insight into risk management and compliance issues. His experience working in financial institutions provides him with a deep understanding of the financial services industry. We also benefit from his corporate management experience.

Robert J. Lipstein. Mr. Lipstein has served as a director of Ocwen since March 2017. Mr. Lipstein was formerly a partner with KPMG LLP and served as the Global IT Partner in Charge of Business Services from 2014 to 2016 and as an Advisory Business Unit Partner in Charge for its Mid-Atlantic Region from 2009 to 2014. His career at KPMG LLP began in 1977. In January 2017, he became a director at CrossCountry Consulting, a privately-held consulting firm that focuses on corporate advisory services. Since January 2013, he has served as an Advisory Board Member of the Weinberg Center for Corporate Governance at the University of Delaware. Mr. Lipstein has a Bachelor of Science in Accounting from the University of Delaware.

Mr. Lipstein was selected to serve on our Board of Directors because he brings over thirty years of diversified experience in various business roles, including leadership in audit, corporate governance, information technology and enterprise risk management. While serving in these leadership roles, Mr. Lipstein had the opportunity to gain relevant experience by counseling various companies in the financial services industry.

Glen A. Messina. Mr. Messina has served as President and Chief Executive Officer and as a director of Ocwen since October 2018. He previously served as the President and Chief Executive Officer of PHH Corporation (“PHH”) from January 2012 to June 2017 and Chief Operating Officer of PHH from July 2011 to December 2011. Mr. Messina also served as a director of PHH from January 2012 to June 2017 and as a consultant to PHH through March 2018. Prior to joining PHH, Mr. Messina spent 17 years at General Electric Company (“GE”), most recently as Chief Executive Officer of GE Chemical and Monitoring Solutions, a global water and process specialty chemicals services business, from 2008 until July 2011.

Mr. Messina was selected to serve on our Board of Directors because of his extensive operational and leadership experience, including his service as both our President and Chief Executive Officer and his service as a director and the President and Chief Executive Officer of PHH.

Robert A. Salcetti. Mr. Salcetti has served as a director of Ocwen since January 2011. Mr. Salcetti previously served as a Managing Director at JPMorgan Chase from 1996 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of Managing Director at Chase Manhattan Bank and Senior Vice President of TCB/Chemical Bank and its predecessor, Texas Commercial Bank.  Mr. Salcetti earned a degree of Bachelor of Science in Business Administration from Carlow College in Pittsburgh, Pennsylvania. Mr. Salcetti has served on the Board of Directors of Dynex Capital Inc., a publicly traded real estate investment trust, since December 2013 where he serves on the Audit and Compensation Committees. Mr. Salcetti served on the Board of Directors of Cherry Hill Mortgage Investment Corporation, a publicly traded residential real estate finance company, from October 2013 to June 2015 where he served as a member of the Audit, Compensation and Nomination/Governance Committees.

Mr. Salcetti was selected to serve as a member of our Board of Directors because he brings over thirty-five years of experience in the financial services and mortgage industry sectors. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to the Board of Directors from both an operational and strategic perspective.

DeForest B. Soaries Jr. Dr. Soaries has served as a director of Ocwen since January 2015. Dr. Soaries has served as Senior Pastor of First Baptist Church of Lincoln Gardens since 1990. He formerly served as New Jersey Secretary of State from 1999 to 2002 and as Chair of the United States Election Assistance Commission from 2004 to 2005. Dr. Soaries was a director of New Era Bank from 1996 to 1998. He currently serves as an independent director at Independence Realty Trust, a publicly traded real estate investment trust, a position he has held since February 2011 and is Chair of the Compensation Committee. Dr. Soaries has also served as an independent director of the Federal Home Loan Bank of New York since January 2009, where he is Chair of the Compensation and Human Resources Committee and also serves as a member of the Technology Committee and the Housing Committee. Dr. Soaries earned a Bachelor of Arts from Fordham University, a Master of Divinity from Princeton Theological Seminary and a Doctor of Ministry from United Theological Seminary.

Dr. Soaries was selected to serve as a member of our Board of Directors due to his experience in the financial services industry, including as a board member of a public financial services company. Dr. Soaries brings a unique perspective as a religious and community leader focused on the issues facing struggling borrowers and communities.

Kevin Stein. Mr. Stein has served as a director of Ocwen since February 2019. Mr. Stein has served as Chief Executive Officer of Resolution Analytica Corp., a buyer of commercial judgments, since March 2017. From March 2016 through March 2017, he served as Senior Managing Director of KCK US, Inc., a private equity firm. Mr. Stein was previously a Managing Director in the Financial Institutions Group of Barclays until 2016. Prior to joining Barclays in 2011, Mr. Stein was a Partner at FBR Capital Markets & Co. From 1994 to 2004, Mr. Stein was an executive of GreenPoint Financial Corporation, a bank holding company. Prior to joining GreenPoint in 1994, Mr. Stein was an Associate Director of the Federal Deposit Insurance Corporation, Division of Resolutions. Mr. Stein has served as a director of Dime Community Bancshares, Inc., including as a member of the Audit Committee, since December 2017. Mr. Stein also served as a director of PHH from June 2017 until its acquisition by the Company in October 2018. Mr. Stein is also a director and Chair of the Audit Committee of Bedford Stuyvesant Restoration Corporation.

Mr. Stein was selected to serve as a member of our Board of Directors due to his knowledge regarding the financial services industry and his mortgage servicing experience, including his prior service as a director of PHH.

Retiring Director

Carol J. Galante. Ms. Galante has served as a Director of Ocwen since February 2016. She is currently the I. Donald Terner Distinguished Professor in Affordable Housing and Urban Policy, the Faculty Director of the Terner Center for Housing Innovation and Co-Chair of the Policy Advisory Board of the Fisher Center of Real Estate and Urban Economics at the University of California, Berkeley, which she joined as a faculty member in January 2015. Ms. Galante served in the Obama Administration as the Commissioner of the Federal Housing Administration (FHA) and as Assistant Secretary for Housing from July 2011 to October 2014 (Acting Assistant Secretary from July 2011 until confirmed by the U.S. Senate in December 2012), and as Deputy Assistant Secretary, Office of Multifamily Housing programs from May 2009 to July 2011. From 1996 to 2009, Ms. Galante was President and Chief Executive Officer of BRIDGE Housing Corporation, a non-profit developer of affordable, mixed-income and mixed-use developments in California. From 1987 to 1996, Ms. Galante was Executive Vice President of BRIDGE Housing Corporation. Ms. Galante has a Bachelor of Arts from Ohio Wesleyan University and a Master of City and Regional Planning from the University of California, Berkeley. Ms. Galante informed the Board of Directors that she will not stand for re-election at the Annual Meeting and is retiring from the Board of Directors immediately prior to the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR ALL” OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Role of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. Each director is expected to dedicate sufficient time, energy and attention to ensure diligent performance of his or her duties, including by attending annual meetings of the shareholders of the Company, and meetings of the Board and Committees of which he or she is a member.

Our Board of Directors held 26 meetings and acted by unanimous written consent 10 times in 2018. Each incumbent director who served as a director during 2018 attended at least 75% of the aggregate of these meetings and all meetings held by all committees of our Board of Directors on which he or she served during 2018. Directors are expected to attend the annual meeting of shareholders and a director who is unable to attend a meeting is expected to notify the Company Secretary in advance of such meeting. Our 2018 Annual Meeting of Shareholders was attended by all directors in office on the date thereof.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our Board of Directors must be independent in accordance with the listing standards of the New York Stock Exchange.

Our Nomination/Governance Committee and the Board of Directors review independence upon appointment and annually review the direct and indirect relationships that each director has with Ocwen based in part on responses provided by our directors to a questionnaire that incorporates the independence standards established by the New York Stock Exchange. Only those directors who satisfy the independence standards and who are determined by our Board of Directors to have no material relationship with Ocwen (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ocwen) are considered independent. Following the Nomination/Governance Committee’s review and findings, the Nomination/Governance Committee and our Board of Directors have determined that Ms. Caldwell, Messrs. Bowers, Busquet, Lipstein, Salcetti and Stein, and Drs. Britell and Soaries are independent directors. In addition, our Board of Directors has previously determined that Ms. Galante, who is retiring immediately prior to the Annual Meeting, is an independent director.

Annual Board Evaluation

Our Corporate Governance Guidelines and Nomination/Governance Committee Charter provide that the Nomination/Governance Committee will oversee an annual self-assessment of the performance of the Board of Directors as a whole and the performance of each committee of the Board of Directors. The evaluations are designed to assess whether the Board of Directors and its committees function effectively and make valuable contributions and to identify opportunities for improving their operations and procedures. Our 2018 performance self-assessments were conducted in the first quarter of 2019.

Board Leadership Structure

The Board of Directors believes that separating the positions of Chief Executive Officer and Chair is the best structure to fit the Company’s needs at this time. However, our Board of Directors does not believe that it is in the best interests of the Company and our shareholders to mandate the separation of the offices of Chair of the Board of Directors and Chief Executive Officer. Rather, our Board of Directors retains the discretion to make determinations on this matter from time to time as may be in the best interests of the Company and our shareholders. As Chair of the Board, Ms. Caldwell leads the Board of Directors and oversees Board meetings and the delivery of information necessary for the Board’s informed decision-making. As our President and Chief Executive Officer, Mr. Messina is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board of Directors.

Committees of the Board of Directors

Our Board of Directors has the following standing committees: an Audit Committee, a Compensation Committee, a Nomination/Governance Committee, a Risk and Compliance Committee, and an Executive Committee. The table below lists the current members of each of these committees. A brief description of each committee is provided below the table.

Name	Age(1)	Director Since	Audit Committee	Compensation Committee	Nomination/ Governance Committee	Risk and Compliance Committee	Executive Committee
Alan J. Bowers	64	2015	X(2)			X
Jacques J. Busquet	70	2016		X		X(2)
Phyllis R. Caldwell	59	2015			X(2)		X(2)
Carol J. Galante	64	2016			X(3)	X(3)
Robert J. Lipstein	63	2017	X	X
Glen A. Messina	57	2018					X
Robert A. Salcetti	64	2011	X			X	X
DeForest B. Soaries, Jr.	67	2015		X(2)	X

(1)	As of April 15, 2019

(2)	Committee Chair
(3) In connection with her retirement from our Board of Directors at the Annual Meeting, Ms. Galante will step down from her committee memberships.

The Board of Directors expects to formalize committee appointments for Dr. Britell, 76, and Mr. Stein, 57, prior to the Annual Meeting or shortly thereafter.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered public accounting firm, reviews and advises our Board of Directors with respect to matters involving accounting, auditing, and financial reporting, among other things. Audit Committee oversight also includes the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls. The Audit Committee also provides oversight of the internal audit function and is responsible for ensuring the Company has appropriate procedures in place for the receipt and review of confidential and anonymous reports of questionable accounting or auditing matters. Additionally, the Audit Committee reviews the scope and results of the annual audit conducted by the independent registered public accounting firm.

The current members of the Audit Committee are Messrs. Bowers (Chair), Lipstein and Salcetti. Each member of our Audit Committee (i) is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission, (ii) is financially literate, (iii) possesses accounting or related financial management expertise within the meaning of the listing standards of the New York Stock Exchange and (iv) qualifies as an audit committee financial expert, as such term is defined in the applicable rules of the Securities and Exchange Commission. No current member of the Audit Committee serves on the audit committee of more than three public companies.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com. The Audit Committee generally reviews its charter annually and occasionally reviews it more frequently. When circumstances require, the charter is amended and the revised version posted on our website. This Committee met 11 times in 2018.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. In furtherance thereof, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, including the President and Chief Executive Officer, evaluates our executive officers’ performance in light of those goals and objectives and approves our executive officers’ compensation based on their evaluations. In addition, the Compensation Committee oversees the review and approval of awards made to our non-executive officer employees that participate in our cash and equity incentive programs. The Compensation Committee is empowered to review and to administer awards under the 2007 Equity Incentive Plan, under which no new awards may be granted but previously granted awards remain outstanding, and the 2017 Performance Incentive Plan. The Compensation Committee has the authority to retain, at the Company’s expense, compensation consultants, independent counsel or other advisers as it deems necessary in connection with its responsibilities. The Compensation Committee may form and delegate authority to subcommittees when it deems it to be appropriate. The role of the Compensation Committee and our processes and procedures for the consideration and determination of executive and director compensation are described in more detail below under “Board of Directors Compensation” and “Compensation Discussion and Analysis,” respectively.

The current members of the Compensation Committee are Dr. Soaries (Chair) and Messrs. Busquet and Lipstein. Each of these directors is independent as independence for Compensation Committee members is defined in the listing standards of the New York Stock Exchange. In addition, each member of the Compensation Committee also qualifies as a “non-employee” director as defined in Rule 16b-3 of the Securities and Exchange Commission and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”).

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com. The Compensation Committee generally reviews its charter annually and occasionally reviews it more frequently. When circumstances require, the charter is amended and the revised version posted on our website. This Committee met 23 times in 2018.

Compensation Committee Interlocks and Insider Participation. Dr. Soaries and Messrs. Busquet and Lipstein served as members of the Compensation Committee during 2018. None of such members were, at any time during the 2018 fiscal year or at any previous time, an officer or employee of the Company. None of our executive officers have served on the Board of Directors or Compensation Committee of any other entity that has or had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2018 fiscal year. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of candidates to serve as Directors and Committee members for our Board of Directors, advises our Board of Directors with respect to director composition, procedures and committees, recommends a set of corporate governance principles to our Board and oversees the evaluation of our Board of Directors and our management.

The current members of the Nomination/Governance Committee are Ms. Caldwell (Chair), Ms. Galante and Dr. Soaries. Each member of our Nomination/Governance Committee is independent as defined in the listing standards of the New York Stock Exchange.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com. The Nomination/Governance Committee generally reviews its charter annually and occasionally reviews it more frequently. When circumstances require, the charter is amended and the revised version posted on our website. This Committee met 10 times in 2018.

Risk and Compliance Committee. The Risk and Compliance Committee of our Board of Directors provides assistance to the Board of Directors with (i) review of risks that could affect the ability of the Company to achieve its strategies and preserve its assets, (ii) oversight of an enterprise risk management infrastructure to identify, measure, monitor and report on the risks the Company faces, (iii) oversight of our compliance function, including our compliance management system, and (iv) oversight of our compliance with applicable laws, rules and regulations governing our consumer-oriented businesses, including Federal consumer financial laws and applicable state laws. The Risk and Compliance Committee also provides assistance to the Board of Directors with the review, approval and oversight of related party transactions pursuant to our Related Party Transactions Approval Policy.

The current members of the Risk and Compliance Committee are Messrs. Busquet (Chair) and Bowers and Ms. Galante, all of whom are independent directors as defined in the listing standards of the New York Stock Exchange.

Our Risk and Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com. The Risk and Compliance Committee generally reviews its charter annually and occasionally reviews it more frequently. When circumstances require, the charter will be amended and the revised version posted on our website. This Committee met 12 times in 2018.

Executive Committee. Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors, if necessary. The current members of the Executive Committee are Ms. Caldwell (Chair) and Messrs. Messina and Salcetti.

In addition to the standing committees, the Board of Directors also had a Transactions Review Committee.

Transactions Review Committee. The Transactions Review Committee of our Board of Directors was created by the Board upon recommendation of the Nomination/Governance Committee to oversee and direct our management’s work in relation to the negotiation of our Agreement and Plan of Merger with PHH Corporation, which was announced in February 2018, and related business matters. The Board of Directors determined that it was appropriate to dissolve the Transactions Review Committee in April 2018.

Prior to its dissolution, the members of the Transactions Review Committee were Mr. Bowers (Chair), Mr. Salcetti and Ms. Galante, all of whom are independent directors as defined in the listing standards of the New York Stock Exchange. This Committee met three times in 2018.

Other Committees. Our Board of Directors has the authority to form additional standing or temporary committees, such as the Transactions Review Committee described above, and delegate appropriate authority to such committees if and when the Board determines that it is advisable to do so. In addition, the Board may, from time to time, determine that a standing committee should be dissolved or re-organized in order to more efficiently serve the Company’s corporate governance needs.

Director Nomination Process

The Nomination/Governance Committee periodically assesses the appropriate size and composition of the Board of Directors, including whether any vacancies on the Board of Directors are anticipated. If vacancies are anticipated, various potential candidates for director are identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, shareholders or industry sources.

Since January 1, 2015, the Nomination/Governance Committee has recommended, and the Board of Directors has appointed, eight new independent directors, including three new independent directors appointed in 2015, two new independent directors appointed in 2016, one new independent director appointed in 2017, and two new independent directors appointed in 2019. Effective February 21, 2019, our Board of Directors fixed the number of directors at ten and we currently have ten directors, nine of whom are independent directors. As Ms. Galante is retiring from the Board of Directors immediately prior to the Annual Meeting, our Board of Directors has fixed the number of directors at nine, effective immediately prior to commencement of the Annual Meeting, following which we will have eight independent directors.

In evaluating nominees for Director, our Nomination/Governance Committee takes into account the applicable requirements for directors under the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. In addition, our Nomination/Governance Committee takes into account such factors as experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness and ability to devote adequate time and effort to Board responsibilities and the interplay of the candidate’s qualifications and experience with the qualifications and experience of other members of our Board of Directors. In February 2019, we revised our prior policy that directors who have reached the age of 78 may generally not be nominated, as we believe it is more beneficial to focus on the qualifications, experience, and performance of our directors and director nominees and consider Board refreshment from a broader perspective than the age of individual directors. We also consider the number of other boards on which a nominee sits. The Company’s general policy is to limit the number of other public company boards of directors upon which a director may sit to four. The Board of Directors retains discretion to appoint or nominate for election by the shareholders individuals who sit on more than four other public company boards of directors if the Board of Directors considers the addition of such individual to the Board of Directors to be in the best interests of the Company and its shareholders. Our Nomination/Governance Committee evaluates all of the factors outlined above, as well as any other factors it deems to be appropriate, and recommends candidates that it believes will enhance our Board of Directors and benefit the Company and our shareholders. It is the policy of our Nomination/Governance Committee to consider candidates for director recommended by shareholders, but the Nomination/Governance Committee has no obligation to recommend such candidates. A copy of our Corporate Governance Guidelines is available on our website at www.ocwen.com.

Pursuant to the Board of Director’s Diversity Policy, the Nomination/Governance Committee considers diversity when it recommends director nominees to the Board of Directors. We view diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee considers diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company’s business environment when recommending director nominees to the Board of Directors with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company’s strategic and governance needs. The Nomination/Governance Committee reviews the skills and attributes of Board members within the context of the current make-up of the full Board of Directors from time-to-time, as appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

In evaluating a particular candidate, the Nomination/Governance Committee will consider factors other than the candidate’s qualifications, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee and other expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nomination/Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview process, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation of the Nomination/Governance Committee. Should a shareholder recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no shareholder or group of shareholders has put forth any Director nominees for the Annual Meeting.

If you wish to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you may do so by written notice to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Such notice must contain all the information set forth in Section 2.2 of our Bylaws and comply with the procedures and deadline set forth therein. See also “Submission of Shareholder Proposals for 2020 Annual Meeting,” below.

Prohibition against Short Sales, Hedging and Margin Accounts

Our Insider Trading Prevention Policy prohibits any director, officer or employee from engaging in any short sale of the Company’s stock, establishing and using a margin account with a broker-dealer for the purpose of buying or selling Company stock, or buying or selling puts or calls on the Company’s stock. This policy is designed to encourage investment in the Company’s stock for the long term, on a buy and hold basis, and to discourage active trading or short-term speculation.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to help ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as director qualifications, board of director and committee composition, director responsibilities, director access to management and independent advisers, director compensation, director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Corporate Governance Guidelines are available on our website at www.ocwen.com. Our Nomination/Governance Committee reviews our Corporate Governance Guidelines annually and recommends amendments to the Board of Directors for approval.

The Board of Directors has also adopted a Clawback Policy as further described under “Clawback Policy” in the “Executive Compensation” section below.

Executive Sessions of Non-Management Directors

Ms. Caldwell chairs executive sessions of the full Board of Directors. Our non-management directors met in executive sessions of the full Board without management during 14 meetings in 2018. In addition, our Audit and Risk and Compliance Committees generally met in executive session at each regularly scheduled quarterly meeting and on other occasions when the members believed it was advisable to do so.

Meetings with Management Independent of the Chief Executive Officer

Our Chair, the chairs of our committees and our other directors meet with various members of management, without the Chief Executive Officer present, to discuss matters relevant to the business of the Company. For example, in addition to discussions with members of senior management, the chair of the Audit Committee meets independently with the Chief Audit Executive, our independent auditors and the General Counsel from time to time and the chair of the Risk and Compliance Committee meets independently with the Chief Risk and Compliance Officer and the General Counsel from time to time. Our directors have also visited various of our U.S. and international sites to meet generally with employees and senior management in those locations.

Communications with Directors

If you desire to communicate with our Board of Directors or any individual director regarding Ocwen, you may do so by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You may communicate anonymously or confidentially and may also indicate whether you are a shareholder, customer, supplier, or other interested party.

You may also write to our Board of Directors through our website at http://shareholders.ocwen.com/contactBoard.cfm.
Shareholders and other interested parties may communicate directly with the Audit Committee and the non-management directors of the Board of Directors by calling our hotline, which is administered by a third party, at 1-800-884-0953. The Chair of the Audit Committee has been designated to receive such communications.

Communications received in writing are distributed to our Board of Directors or to individual directors, as the General Counsel and Secretary deem appropriate, depending on the facts and circumstances outlined in the communication received. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as:

•	Service or product complaints

•	Service or product inquiries

•	New service or product suggestions

•	Resumes and other forms of job inquiries

•	Surveys

•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal, repetitive, irrelevant to the Board of Directors or similarly unsuitable will be excluded, provided that any communication that is filtered out will be made available to any non-management director upon request.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees as required by the New York Stock Exchange rules. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. Any waivers from either the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or a Board Committee and must be promptly disclosed. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our web site at www.ocwen.com. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on our website.

Risk Management and Oversight Process

One of our Board of Directors’ key responsibilities is the oversight of risk associated with the Company. Certain of these responsibilities have been delegated to specific Committees, in which case the Board oversees the work of the Committee. As discussed above, our Risk and Compliance Committee is responsible for reviewing the Company’s enterprise risk management framework, and regularly meets with the Chief Risk and Compliance Officer to discuss risk exposures and mitigation plans. This Committee monitors the Company’s evaluation and management of risks, including regulatory compliance risks and cybersecurity risks, through reviews with management and it reviews and approves related party transactions. The Audit Committee monitors the Company’s financial risks through regular reviews of the Company’s financial activities with management and internal and external auditors. The Nomination/Governance Committee monitors the Company’s governance risk by regular review with management. The Compensation Committee monitors the Company’s compensation policies and related risks by regular reviews with management. The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure with the President and Chief Executive Officer and other members of senior management, including our Chief Risk and Compliance Officer, having responsibility for assessing and managing the Company’s risk exposure, and the Board of Directors and its Committees providing oversight in connection with these efforts.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received for fiscal year 2018 by each member of our Board of Directors who was not employed by us or one of our subsidiaries and who served as a director during fiscal year 2018 (our “non-management directors”).

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1)(2)(3) ($)	Total ($)
Phyllis R. Caldwell	208,000	100,000	308,000
Alan J. Bowers	160,500	100,000	260,500
Jacques J. Busquet	175,500	100,000	275,000
Carol J. Galante	130,500	100,000	230,500
Robert J. Lipstein	158,000	100,000	258,000
Robert A. Salcetti	160,500	100,000	260,500
DeForest B. Soaries, Jr.	163,000	100,000	263,000

(1)
Amounts reported for stock awards represent the aggregate grant date fair value of awards granted during fiscal 2018 under the 2017 Performance Incentive Plan (the “2017 Plan”) computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. We based the grant date fair value of stock awards on the closing price of our common stock on the New York Stock Exchange on the date of grant of the awards.

(2)
On May 23, 2018, our non-management directors received equity awards under the 2017 Plan for their service for the 2018-2019 term. Each award had a grant date fair value totaling $100,000 (with immaterial incremental value resulting from rounding to the next whole share). Each director received 22,272 restricted stock units (“RSUs”) vesting May 23, 2019 in the event each director attends at least 75% of applicable Board and committee meetings.

(3)
Our non-management directors have no shares subject to option awards or other equity awards outstanding as of December 31, 2018, other than the RSUs issued May 23, 2018, except the following issued in prior service years to Directors deferring their equity compensation pursuant to the Deferral Plan for Directors: Ms. Galante holds 37,175 RSUs deliverable on November 30, 2019, Mr. Salcetti holds 79,348 RSUs deliverable six months following the termination of his service, including 22,272 RSUs which will vest May 23, 2019 subject to certain conditions, and Dr. Soaries holds 12,240 RSUs deliverable six months following the termination of his service and 19,901 RSUs deliverable on January 1, 2023.

On February 28, 2019, the Board appointed Jenne K. Britell and Kevin Stein to the Board of Directors and granted each a pro-rated equity award with a grant date fair value of $25,205 corresponding to the period between the date of their appointment and the date of the 2019 Annual Meeting. Each of Dr. Britell and Mr. Stein received 11,778 RSUs vesting May 30, 2019 in the event each director attends at least 75% of applicable Board and committee meetings.

Standard Compensation Arrangements for Non-Management Directors

The Compensation Committee has the responsibility for determining the form and amount of compensation for our non-management directors. Mr. Messina, our management director, does not receive an annual retainer or any other compensation for his service on the Board of Directors. Non-management directors receive the following compensation for their services on the Board of Directors.

Cash Compensation

In 2018, we provided the following annual cash compensation to our non-management directors in quarterly installments (except as noted below):

•	a retainer of $100,000;

•	an additional $75,000 to the Chair of the Board;

•	an additional $30,000 to the Audit Committee, Compensation Committee, and Risk and Compliance Committee Chairs;

•	an additional $15,000 to the Nomination/Governance Committee Chair; and

•	an additional $12,500 to all Audit Committee, Compensation Committee, and Risk and Compliance Committee members (other than the Chairs).

The Transactions Review Committee operated from August 2017 through April 2018. The Transactions Review Committee Chair received a single lump sum payment of $17,500 for the term of the committee’s work and its members received a single lump sum payment of $12,500.

In addition, our directors receive per-meeting fees of $1,000 per meeting for each meeting in excess of eight meetings of the Board of Directors a year. Similarly, each member of the Compensation Committee receives an additional $1,000 for attending each meeting of the Compensation Committee in excess of eight annually. Our other committee members are not compensated on a per-meeting basis.

Effective January 1, 2019, the Compensation Committee determined to reduce the cash component of directors’ annual retainer fee from $100,000 to $80,000. In addition, the Compensation Committee reduced compensation for service as chair of the Audit, Compensation and Risk & Compliance committees from $30,000 to $25,000.

Equity Compensation

At our 2017 Annual Shareholder Meeting, our shareholders approved the 2017 Performance Incentive Plan (the “2017 Plan”). Following the 2018 Annual Shareholder Meeting, each non-management member of the Board of Directors was granted an award of restricted stock units (“RSUs”) under the 2017 Plan with a grant date fair value of $100,000 (rounded to the next whole share). The RSUs vest on the one-year anniversary of grant if the director has attended an aggregate of at least seventy-five percent of all meetings of the Board of Directors and committees of which the director is a member during such period. Upon vesting, the shares of common stock underlying the RSUs will be issued to the director unless the director has elected to defer delivery in accordance with the Deferral Plan for Directors, as described below. In the event that the director has attended less than an aggregate of at least seventy-five percent of all such meetings, such director’s right to ownership will vest on a pro rata basis according to the director’s actual attendance percentage, with the remaining shares forfeited. RSUs are generally non-transferable, confer no voting rights in the underlying shares prior to delivery, and no adjustments will be made for dividends for which the record date is prior to the date of issuance of such shares.

Following our 2019 Annual Shareholder Meeting, each non-management member of the Board of Directors will again be granted an equity award with a grant date fair value of $100,000 (rounded to the next whole share), subject to their election to defer, as described further below.

Deferral Plan for Directors
The Ocwen Financial Corporation Deferral Plan for Directors provides non-management directors with the opportunity to defer the receipt of all or a portion of their equity compensation earned for their service as directors. The plan is administered by the Compensation Committee. Before the end of each calendar year (or, in the case of directors appointed between Annual Meetings, within 30 days of appointment), the non-management directors make an election to defer delivery of either all or a portion of the equity portion of their annual compensation for the following grant year. Directors electing to defer receipt of equity will become vested in the shares underlying a deferred equity award and will receive dividend equivalents to the same extent as they would if the original award had not been deferred.

Each director electing deferral must specify the payment date at the time of election for any shares underlying a deferred award as either (i) the six-month anniversary of the director’s termination date or (ii) any other date elected by the director which is at least two years after the last day of the year of service for which the compensation was awarded. At least thirty days prior to payment of deferred compensation, a director shall elect to receive such payment in the form of either (i) cash in an amount equal to the fair market value of the shares underlying the deferred equity award, or (ii) the shares of common stock underlying the deferred equity award.

Other Compensation Matters

Director compensation may be prorated for a director serving less than a full one-year term such as in the case of a director joining the Board of Directors after an annual meeting of shareholders. Directors are reimbursed for reasonable travel and other expenses incurred in connection with performing their duties, including attending meetings of the Board of Directors and its committees. Director compensation is subject to review and adjustment by the Compensation Committee from time to time.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers. Our executive officers are appointed by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for the appointment of any person as an executive officer. None of our directors and/or executive officers is related to any other director and/or executive officer of Ocwen or any of its subsidiaries by blood, marriage or adoption.

Name	Age(1)	Position(1)
Glen A. Messina	57	President and Chief Executive Officer
Scott W. Anderson	50	Executive Vice President and Chief Servicing Officer
John V. Britti	59	Executive Vice President and Chief Investment Officer
June C. Campbell	61	Executive Vice President and Chief Financial Officer
Catherine M. Dondzila	56	Senior Vice President and Chief Accounting Officer
Joseph J. Samarias	47	Executive Vice President and General Counsel
Arthur C. Walker, Jr.	48	Senior Vice President, Global Tax
Timothy J. Yanoti	57	Executive Vice President and Chief Growth Officer

(1) All age and position information set forth herein is as of April 15, 2019.

The principal occupation for at least the last five years, as well as certain other biographical information, for each of our executive officers who is not a director is set forth below.

Scott W. Anderson. Mr. Anderson has served as Executive Vice President and Chief Servicing Officer since 2009, and his career with Ocwen has spanned over twenty years. Prior to his current role, he served as Senior Vice President, Residential Assets since November 2001. Prior to joining Ocwen in November 1993, Mr. Anderson was employed by CIGNA. He holds a Bachelor of Arts in Economics from Bowdoin College.

John V. Britti. Mr. Britti has served as Executive Vice President and Chief Investment Officer since June 2014. From July 1, 2018 through October 3, 2018, he also served as interim Chief Executive Officer. From September 2016 to February 2017, he served as the Interim Head of Risk Management. He previously served as Chief Financial Officer from March 2012 to June 2014 and Executive Vice President of Ocwen responsible for Finance and Business Development from January 2011 to March 2012. He has been with Ocwen since January 2011. Prior to joining Ocwen, Mr. Britti was Chief Operating Officer for mortgage insurer RMIC from 2005 to 2011. Mr. Britti held two positions at Freddie Mac as a Vice President running Field Sales and Pricing & Structured Transactions. Mr. Britti has also been a Vice President at Capital One running Thrift and Mortgage Operations. After business school, Mr. Britti worked at McKinsey & Company in its financial services industry group. He holds a Bachelor of Arts in Economics from the University of Maryland and a Master of Business Administration from Dartmouth’s Amos Tuck School.

June C. Campbell. Ms. Campbell has served as Executive Vice President and Chief Financial Officer since March 2019. Ms. Campbell joined Ocwen from GE Capital, the financial services unit of General Electric Company, where she held multiple senior management positions in Finance, Capital Markets and Operations during her more than 20-year career at the company. Most recently, she served as Managing Director, Global Capital Markets, a position she held since 2014. Ms. Campbell’s prior roles included serving as Chief Operating Officer for GE Capital Canada from 2011 to 2014 and Chief Financial Officer of GE Capital Real Estate Canada from 2008 to 2011. She holds a Bachelor of Science from Simmons College and a Master of Business Administration from the University of Chicago.

Catherine M. Dondzila. Ms. Dondzila has served as Senior Vice President and Chief Accounting Officer of Ocwen since March 2013. Prior to joining Ocwen, Ms. Dondzila held various positions at Residential Capital LLC, including Controller and Chief Accounting Officer, from 2007 to February 2013, and served as Senior Vice President, Business Area Controller and Finance Transformation at Federal Home Loan Mortgage Corporation from 2004 to 2006, as Senior Managing Director, Business Unit Controller Fixed Income Sales and Trading at Bear Sterns & Co., Inc. from 1992 to 2004 and as Senior Manager at Deloitte & Touche from 1984 to 1991. Ms. Dondzila graduated from Washington University, St. Louis, with a Bachelor of Science in Business Administration with concentrations in Accounting and Finance.

Joseph J. Samarias. Mr. Samarias has served as Executive Vice President and General Counsel since April 2019. He previously served as Senior Vice President, Deputy General Counsel of Ocwen since 2013. He also serves as the Company’s Chief Ethics Officer. Prior to joining Ocwen, from 2009 to 2013, Mr. Samarias was a senior attorney with the Treasury Department’s Office of Financial Stability (“OFS”). From 2012 to 2013, he served as Chief Counsel of OFS where he was responsible for directing all legal activities of the Troubled Asset Relief Program, and served as the chief legal advisor to the Assistant Secretary for Financial Stability. Prior to his government service, Mr. Samarias was a litigator with several international law firms from 1997 to 2009. He holds a Bachelor of Arts from Vanderbilt University, a Juris Doctor from Washington University School of Law, and is a member of the bars of the Commonwealth of Virginia and the District of Columbia, as well as a Florida Authorized House Counsel.

Arthur C. Walker, Jr. Mr. Walker serves as our Senior Vice President, Global Tax and has been with Ocwen since August 2013. In that capacity he leads all the tax department functions for Ocwen. Mr. Walker has over nineteen years of tax experience advising public companies on domestic and international tax matters. Prior to joining Ocwen, Mr. Walker was a tax partner with the law firm of Mayer Brown LLP and had been with Mayer Brown for fourteen years. Mr. Walker has advised companies in many different industries throughout his career including financial services, technology, software, service provider, pharmaceutical, transportation, healthcare, and manufacturing. His tax practice experience has included planning, intercompany transfer pricing, structuring / restructuring of business operations, offshore intangibles, contract manufacturing, cross-border financing, mergers and acquisitions, legislation, private letter rulings, examinations and administrative appeals. Mr. Walker holds a Bachelor of Science in Business Administration from Georgetown University’s McDonough School of Business and a Juris Doctor and Master of Laws in Taxation from Georgetown University Law Center.

Timothy J. Yanoti. Mr. Yanoti has served as Executive Vice President and Chief Growth Officer since November 2018. From 2014 through 2018, he served as Co-Chairman and President of American Financial Resources, a residential mortgage originations company with over 500 employees operating in all 50 states. From 2011 through 2014, he was Senior Vice President, Head of Securitization for Fannie Mae where he was responsible for developing the Common Securitization Platform for the GSEs. Prior to joining Fannie Mae, Mr. Yanoti served as Managing Director, Head of Mortgage Banking of Knight Capital Group, a global financial services firm, and Senior Managing Director, Head of Capital Markets of National City Corporation. During his career Mr. Yanoti has also held several leadership roles at General Electric Company, including Head of Global Securitization of GE Capital and Head of Capital and Secondary Markets of GE Mortgage. Prior to entering the finance and banking industry he worked as an aerospace and software engineer. He received a Bachelor of Science from Clarkson University and a Master of Business Administration from Cornell University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Equity Securities

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date by:

•	each of our directors and director nominees;

•	each named executive officer; and

•	all of our directors and current executive officers as a group.

Each of Ocwen’s directors, director nominees and named executive officers may be reached through Ocwen Corporate Headquarters at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

The following table also sets forth information with respect to each person known by Ocwen to beneficially own more than five percent of the outstanding shares of its common stock.

The table is based upon information supplied to us by directors and executive officers and filings under the Securities Exchange Act of 1934, as amended. We have based our calculation of the percentage of beneficial ownership on 134,438,610 shares of our common stock outstanding as of April 15, 2019, unless otherwise noted.

Shares Beneficially Owned(1)
Name and Address of Beneficial Owner:	Amount of Beneficial Ownership	Percent of Class
Deer Park Road Management Company, LP(2) 1195 Bangtail Way Steamboat Springs, CO 80487	13,331,147	9.9%
Morgan Stanley(3) 1585 Broadway New York, NY 10036	10,127,001	7.5%
Leon G. Cooperman(4) St. Andrew’s Country Club 7118 Melrose Castle Lane Boca Raton, FL 33428	8,590,670	6.4%
BlackRock Inc.(5) 55 East 52nd Street New York, NY 10055	8,425,438	6.3%
The Vanguard Group(6) 100 Vanguard Boulevard Malvern, PA 19355	7,869,859	5.9%
William C. Erbey(7) P.O. Box 25437 Christiansted, VI 00824	6,850,704	5.1%
Roberto Marco Sella(8) 2929 Arch Street, Suite 325 Philadelphia, PA 19104	6,821,474	5.1%

Directors and Named Executive Officers:
Scott W. Anderson(9)	238,196	*
Michael R. Bourque, Jr.(10)	42,623	*
Alan J. Bowers(11)	89,215	*
Jenne K. Britell(12)	11,778
John V. Britti(13)	247,989	*
Jacques J. Busquet(14)	86,717	*
Phyllis R. Caldwell(15)	91,588	*
Catherine M. Dondzila(16)	72,288	*
Ronald M. Faris(17)	853,965	*
Carol J. Galante(18)	47,816	*
Otto J. Kumbar(19)	147,912	—
Robert J. Lipstein(20)	59,447	*
Glen A. Messina(21)	—	—
Robert A. Salcetti(22)	19,928	*
DeForest B. Soaries, Jr.(23)	59,447	*
Kevin Stein(24)	11,778	*
Arthur C. Walker, Jr.(25)	105,986	*
All Current Directors and Executive Officers as a Group (17 persons)(26)	1,195,088	0.9%

*	Less than 1%

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she has the right to acquire within 60 days of April 15, 2019 such common stock and directly or indirectly has or shares voting power or investment power, as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the reported shares. No shares have been pledged as security by the named executive officers or directors.

(2)
Deer Park Road Management Company, LP: Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2019, reporting securities deemed to be beneficially owned as of December 31, 2018, by Deer Park Road Management Company, LP (“Deer Park”); Deer Park Road Management GP, LLC (“DPRM”); Deer Park Road Corporation (“DPRC”); Michael Craig-Scheckman (“Mr. Craig-Scheckman”); AgateCreek LLC (“AgateCreek”); and Scott Edward Burg (“Mr. Burg”), each of which reports shared voting and dispositive power of 13,331,147 shares held for the account of STS Master Fund, Ltd. (the “STS Master Fund”), which is an exempted company organized under the laws of the Cayman Islands. Deer Park serves as investment adviser to the STS Master Fund and, in such capacity, exercises voting and investment power over the shares held in the account for the STS Master Fund. DPRM is the general partner of Deer Park. Each of DPRC and AgateCreek is a member of DPRM. Mr. Craig-Scheckman is the Chief Executive Officer of each of Deer Park and DPRC and the sole owner of DPRC. Mr. Burg is the Chief Investment Officer of Deer Park and the sole member of AgateCreek.

(3)
Morgan Stanley: Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2019, reporting securities deemed to be beneficially owned as of December 31, 2018, by Morgan Stanley and Morgan Stanley Capital Services LLC. Based on the Schedule 13G/A Morgan Stanley has shared voting power over 10,119,275 shares and shared dispositive power over 10,127,001 shares and Morgan Stanley Capital Services LLC has shared voting and dispositive power of 9,924,470 shares. The Schedule 13G/A reflects securities beneficially owned, or that may be deemed to be beneficially owned by certain operating units of Morgan Stanley and its subsidiaries and affiliates. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Capital Services LLC, a wholly-owned subsidiary of Morgan Stanley.

(4)
Mr. Cooperman: Based solely on information contained in a Form 4 filed with the Securities and Exchange Commission on February 15, 2019 reporting securities beneficially owned on such date. Includes 3,955,651 shares held in the account of Omega Capital Partners, LP, a private investment entity over which Mr. Cooperman has investment discretion, 2,171,039 shares held in the account of Omega Equity Investors, LP, a private investment entity over which Mr. Cooperman has investment discretion, 963,980 held in the account of Omega Capital Investors, LP, a private investment entity over which Mr. Cooperman has investment discretion, and 500,000 shares held in the account of Mrs. Toby Cooperman over which Mr. Cooperman has investment discretion. Mr. Cooperman disclaims beneficial ownership of all of the foregoing securities. Also includes 1,000,000 shares held directly by Mr. Cooperman.

(5)
BlackRock, Inc.: Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2019, reporting securities deemed to be beneficially owned as of December 31, 2018, by BlackRock, Inc.  Pursuant to the Schedule 13G/A, BlackRock, Inc. has sole voting power of 8,108,327 shares and sole dispositive power of 8,425,438 shares and is reporting beneficial ownership of the shares as the parent holding company or control person of BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC.

(6)
The Vanguard Group: Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2019, reporting securities deemed to be beneficially owned as of December 31, 2018, by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 101,278 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 17,373 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc., has sole voting power over 114,901 shares, shared voting power over 4,560 shares, sole dispositive power over 7,764,021 shares and shared dispositive power over 105,838 shares.

(7)
Mr. Erbey: Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2019 reporting securities beneficially owned as of December 31, 2018, includes the following: 5,849,704 shares held by Munus, L.P., a Georgia limited partnership (“Munus”), in which Elaine Erbey, Mr. Erbey’s spouse (“Mrs. Erbey”), has a 0.18% preferred limited partner interest; The Community Foundation of West Georgia, Inc., a Georgia nonprofit corporation, has a 89.64% preferred limited partner interest with no right to vote or control the assets of Munus; Erbey Holding Corporation, Inc., a Delaware corporation (“Erbey Holding”), has a 9% common limited partner interest; and Carisma

Trust, a Nevada trust of which Venia, LLC, a Nevada limited liability company (“Venia”) is trustee, has a 1.0% general partner interest and a 0.18% preferred limited partner interest. Also includes 1,000 shares held by Tribue Limited Partnership, a U.S. Virgin Islands limited partnership (“Tribue”), in which Mr. Erbey has a 0.1% general partner interest, and Salt Pond Holdings, LLC, a U.S. Virgin Islands limited liability company (“Salt Pond”), has a 90% preferred limited partner interest and a 9.9% common limited partner interest. The members of Salt Pond are Erbey Holding (19.3%), Christiansted Trust (56.2%), a U.S. Virgin Islands trust (the “C-Trust”), and Frederiksted Trust (24.5%), a U.S. Virgin Islands trust (the “F-Trust”). Erbey Holding is wholly owned by Carisma Trust. The members of Venia are Mrs. Erbey, John Erbey (Mr. Erbey’s brother) and Andrew Burnett, although Mr. Erbey is given sole investment and voting control over any securities owned by Venia or Carisma Trust. Mr. Erbey, John Erbey, Mrs. Erbey and Salt Pond are co-trustees of the C-Trust, with Mr. Erbey and Salt Pond having authority over investment decisions of the C-Trust. Mr. Erbey, John Erbey, and Salt Pond are co-trustees of the F-Trust. Also includes options to acquire 1,000,000 shares which are exercisable on or within 60 days from December 31, 2018.

(8)
Mr. Sella: Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on March 20, 2019 reporting securities beneficially owned as of December 12, 2018, Mr. Sella reports sole voting and dispositive power with respect to 6,480,400 shares, consisting of 6,139,326 shares held of record by Roberto Marco Sella and (ii) 341,074 shares held of record by LL Charitable Foundation, of which Mr. Sella serves as President. Mr. Sella reports shared voting and dispositive power with respect to 341,074 shares held of record by the Roberto Sella 2012 Family Trust (the “Trust”). Francine Sella, Mr. Sella’s spouse, and Mr. Sella’s minor children are beneficiaries of the Trust. Francine Sella is a co-trustee of the Trust and in such capacity, Francine Sella has voting power over and power to dispose of the 341,074 shares of Common Stock held by the Trust. Mr. Sella is not a beneficiary of the Trust.

(9)	Mr. Anderson serves as Executive Vice President and Chief Servicing Officer. Includes options to acquire 72,147 shares which are exercisable on or within 60 days of April 15, 2019.

(10)	Mr. Bourque served as Executive Vice President and Chief Financial Officer prior to his resignation on June 22, 2018.

(11)	Mr. Bowers serves as a director. Includes 22,272 RSUs which will vest May 23, 2019 subject to certain conditions relating to the individual’s service as a director.

(12)	Dr. Britell serves as a director. Includes 11,778 RSUs which will vest May 30, 2019 subject to certain conditions relating to the individual’s service as a director.

(13)
Mr. Britti serves as Executive Vice President and Chief Investment Officer. He also served as interim Chief Executive Officer from July 1, 2018 through October 3, 2018. Includes options to acquire 132,772 shares which are exercisable on or within 60 days of April 15, 2019.

(14)	Mr. Busquet serves as s a director. Includes 22,272 RSUs which will vest May 23, 2019 subject to certain conditions relating to the individual’s service as a director.

(15)	Ms. Caldwell serves as Chair of the Board of Directors. Includes 22,272 RSUs which will vest May 23, 2019 subject to certain conditions relating to the individual’s service as a director.

(16)
Ms. Dondzila serves as Senior Vice President and Chief Accounting Officer. She also served as principal financial officer from July 17, 2018 through March 3, 2019. Includes options to acquire 16,386 shares which are exercisable on or within 60 days of April 15, 2019.

(17)	Mr. Faris served as President and Chief Executive Officer prior to his retirement on June 30, 2018. Includes 115,582 shares jointly held by Mr. and Mrs. Ronald M. Faris.

(18)
Ms. Galante serves as a director. Includes 22,272 RSUs which will vest May 23, 2019 subject to certain conditions relating to the individual’s service as a director. Does not include 37,175 shares which are not settleable until the six-month anniversary of the director’s termination of service.

(19)	Mr. Kumbar served as Executive Vice President, Lending prior to the elimination of his position on February 9, 2018.

(20)	Mr. Lipstein serves as a director. Includes 22,272 RSUs which will vest May 23, 2019 subject to certain conditions relating to the individual’s service as a director.

(21)
Mr. Messina serves as President, Chief Executive Officer, and a director. Does not include 983,010 RSUs and 266,990 stock options, with respect to which the underlying shares cannot be acquired within 60 days of April 15, 2019.

(22)
Mr. Salcetti serves as a director. Does not include 79,348 shares which are not settleable until the six-month anniversary of the director’s termination of service, including 22,272 RSUs which will vest May 23, 2019 subject to certain conditions relating to the individual’s service as a director.

(23)
Dr. Soaries serves as a director. Includes 22,272 RSUs which will vest May 23, 2019 subject to certain conditions relating to the individual’s service as a director. Does not include 12,240 shares which are not settleable until the six-month anniversary of the director’s termination of service and 19,901 shares which are not settleable until January 1, 2023.

(24)	Mr. Stein serves as a director. Includes 11,778 RSUs which will vest May 30, 2019 subject to certain conditions relating to the individual’s service as a director.

(25)	Mr. Walker serves as Senior Vice President, Global Tax. Includes options to acquire 28,886 shares which are exercisable on or within 60 days of April 15, 2019.

(26)
Includes options to acquire 261,115 shares which are exercisable on or within 60 days of April 15, 2019. Excludes shares beneficially owned by Messrs. Bourque, Faris, and Kumbar and includes shares beneficially owned by June C. Campbell, Joseph J. Samarias, and Timothy J. Yanoti.

Beneficial Ownership of Equity Securities of Subsidiary

The following table sets forth certain information regarding the beneficial ownership of preferred stock of our subsidiary, Ocwen Mortgage Servicing, Inc. (“OMS” and such stock, “OMS Preferred Stock”), as of April 15, 2019 by (i) each of our directors and director nominees, (ii) each named executive officer and (iii) all of our directors and current executive officers as a group. See “OMS Preferred Stock Plan” under “Compensation Discussion and Analysis” below for additional detail on OMS Preferred Stock.

Of the individuals described, only Mr. Walker holds OMS Preferred Stock as of April 15, 2019.

Shares Beneficially Owned
Directors and Named Executive Officers:	Title of Class	Amount of Beneficial Ownership	Percent of Class (as of April 15, 2019)
Arthur C. Walker, Jr.	Class B Preferred	1,000	100%
All Current Directors and Executive Officers as a Group (17 persons)	Class B Preferred	1,000	100%

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance. As of the end of the most recently completed fiscal year, we did not maintain an equity compensation plan that had not previously been approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)	Weighted average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans(3) (#)
Equity compensation plans approved by security holders	5,039,399	19.22	7,917,804
Equity compensation plans not approved by security holders	—	—	—
Total	5,039,399	19.22	7,917,804

(1)	Includes 2,092,599 shares subject to outstanding stock option awards and 2,946,800 shares subject to outstanding restricted stock unit awards.

(2)
Calculated exclusive of outstanding restricted stock unit awards, which do not have an exercise price. Restricted stock units are subject to vesting conditions. See “Executive Compensation - Outstanding Equity Awards at Fiscal Year-End,” below.

(3)
Represents 7,917,804 shares available for new award grants under the Company’s 2017 Performance Incentive Plan (the “2017 Plan”) as of December 31, 2018. Each share issued under the 2017 Plan pursuant to an award other than a stock option or other purchase right in which the participant pays the fair market value for such share measured as of the grant date, or appreciation right which is based upon the fair market value of a share as of the grant date, shall reduce the number of available shares by 1.2. Pursuant to the 2017 Plan, any shares subject to (1) restricted stock and restricted stock unit awards or (2) stock options granted under our 2007 Equity Incentive Plan that are presently outstanding which are subsequently forfeited, terminated, canceled, or otherwise reacquired by the Company will increase the pool of shares available for new awards under the 2017 Plan at the rate of 1.2 shares or 1.0 shares, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors and greater than 10% beneficial owners were complied with during the 2018 fiscal year. On December 28, 2018, Dr. Soaries filed a Form 4 reporting two transactions purchasing a total of 1,000 shares which took place in 2015 for which timely Form 4s were not filed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction, Philosophy and Objectives

We believe an effective executive compensation program is one that aligns the interests of executives and shareholders by rewarding short-term and long-term performance that achieves or exceeds specific financial targets and strategic goals designed to improve long-term shareholder value. In addition, we believe executive compensation should promote individual service longevity through long-term incentive opportunities that are designed to reward consistent high-level performance. The Compensation Committee evaluates performance annually and compensation periodically to help ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive.

This Compensation Discussion and Analysis provides information regarding the following:

•	compensation for our “named executive officers” as defined under Securities and Exchange Commission regulations;

•	overall objectives of our compensation program and what it is designed to reward;

•	each element of compensation that we provide;

•	reasons for the compensation decisions we have made regarding these individuals;

•	determinations of the amount for each element of compensation;

•	how each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements; and

•	our consideration of the results of the most recent shareholder advisory vote on executive compensation.

Our named executive officers for 2018 are as follows:

Name	Position
Glen A. Messina	President and Chief Executive Officer
Ronald M. Faris	Former President and Chief Executive Officer
Catherine M. Dondzila	Senior Vice President and Chief Accounting Officer
Michael R. Bourque, Jr.	Former Executive Vice President and Chief Financial Officer
Scott W. Anderson	Executive Vice President and Chief Servicing Officer
John V. Britti	Executive Vice President and Chief Investment Officer
Arthur C. Walker, Jr.	Senior Vice President, Global Tax
Otto J. Kumbar	Former Executive Vice President, Lending

2018 Corporate Performance Highlights
In an environment that continued to be challenging, our named executive officers and our other executive officers contributed significantly to the following 2018 corporate performance highlights:

•	Completed the acquisition of PHH Corporation and commenced a robust integration process.

•
Launched a cost re-engineering initiative resulting in identification of $340 million in targeted annual cost savings opportunities over our annualized second quarter 2018 expense baseline for PHH and Ocwen combined.[1]

•	Bolstered the executive team by onboarding a new Chief Executive Officer and new Chief Growth Officer.

•
Developed and started executing on an integration plan for PHH that includes the transfer of all Ocwen loans onto the Black Knight Financial Services, Inc. LoanSphere MSP® servicing system, with successful transfers commencing in early 2019.

1 Excludes re-engineering costs necessary to achieve savings such as severance and retention costs and costs related to facilities closures.

•
Executed agreements with New Residential Investment Corp. and its subsidiaries (NRZ) to accelerate the implementation of 2017 agreements with NRZ converting NRZ’s existing rights to mortgage servicing rights (MSRs) to fully-owned MSRs, which resulted in a liquidity infusion of $279.6 million in January 2018.

•	Resolved all remaining administrative actions taken against the Company by state regulators in April 2017.

•	Continued to reduce CFPB complaint volume, with a 35% reduction in complaint volume compared to 2017.

•	Helped over 39,000 homeowners remain in their homes through loan modifications.

Role of Compensation Consultant

The Compensation Committee retained Willis Towers Watson as its independent compensation consultant during 2018. As the Compensation Committee’s independent compensation consultant, Willis Towers Watson formulates reports relating to the Company’s compensation programs, broader market practices and peer company compensation programs, and makes recommendations to the Compensation Committee regarding our compensation programs and appropriate levels of compensation for our executives and non-management directors, among other duties.

Willis Towers Watson provides no other services to us or any of our affiliates other than the compensation consulting services for the Compensation Committee described above. The Compensation Committee has assessed the independence of Willis Towers Watson and has concluded that its engagement does not raise any conflict of interest with the Company or any of its directors or executive officers.

Except as otherwise noted in this Compensation Discussion and Analysis, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, the analysis and input from the Compensation Committee’s independent compensation consultant, as well as the Compensation Committee’s assessment of compensation trends.

CEO Transition and Compensation

Ocwen employed three individuals in the role of Chief Executive Officer in 2018. Mr. Faris, who had served as Ocwen’s Chief Executive Officer since 2010, retired on June 30, 2018 following 27 years of service to the Company. Mr. Britti served as interim Chief Executive Officer from July 1, 2018 through the closing of the Company’s acquisition of PHH Corporation on October 4, 2018, at which time Mr. Messina assumed the role.

Mr. Faris entered into a release and restrictive covenants agreement on April 17, 2018, under which he agreed to two-year non-competition, three-year non-intervention and three-year non-solicitation provisions and to provide transition services to Ocwen for a period of six months. The agreement provided for a lump sum payment of $1,750,000 in respect of the restrictive covenants and consulting obligations, a lump sum payment of $1,050,000 in respect of Mr. Faris’ 2018 annual short-term incentive opportunity, continued participation in Ocwen’s medical plans for 10 years (to the extent permitted by the plan(s)) and continued vesting of his outstanding restricted stock unit and performance stock unit awards in accordance with the terms thereof applicable in the event of retirement.

Mr. Britti received a one-time payment of $150,000 for his service as the Company’s interim Chief Executive Officer. Mr. Britti also received an award of restricted stock units on November 15, 2018 in recognition of his leadership and his anticipated contributions toward achieving strategic transformation objectives over the next three years in his role as Executive Vice President and Chief Investment Officer.

Mr. Messina agreed to join Ocwen on April 17, 2018 and assumed the role of Chief Executive Officer upon the closing of the Company’s acquisition of PHH Corporation on October 4, 2018. Mr. Messina was unable to perform any services for the Company during the five-and-a-half month period between the date he accepted Ocwen’s offer and the closing of the PHH acquisition due to terms of Restrictive Covenant and Separation and General Release Agreements he had entered into as an employee of PHH. In order to preserve Mr. Messina’s availability prior to the uncertain date of the anticipated closing of the acquisition, Ocwen paid Mr. Messina $240,000 monthly during this period, for a total of $1,200,000.

Mr. Messina’s compensation was determined by the Compensation Committee, in consultation with its independent compensation consultant, based on a review of peer and market data and the need for an experienced mortgage industry leader. Effective October 4, 2018, Mr. Messina’s compensation consisted of an annual base salary of $900,000, an annual cash target incentive of 150% of base salary (initially $1,350,000) and an annual long-term incentive grant with a grant date fair value equal to 350% of base salary (initially $3,150,000), which took the form of restricted stock units for 2018.

On February 27, 2019, in furtherance of the Company’s cost re-engineering efforts, Mr. Messina volunteered to reduce his compensation as follows: (i) reduce his annual cash target incentive from $1,350,000 to $1,125,000 (with actual payout to be determined by the Compensation Committee in its discretion based on Mr. Messina’s performance and the Company’s performance for the relevant year), and (ii) reduce his annual long-term incentive equity target from a grant date fair value of $3,150,000 to $2,250,000. These reductions are effective for the 2019 calendar year and represent a reduction of approximately 20% to Mr. Messina’s target total compensation for 2019.

Following the voluntary reductions to his compensation, 79% of Mr. Messina’s annual total target compensation is variable, with 26% at-risk based on performance against objectives under the annual incentive plan, and 53% in the form of equity vesting over the next three years, with value on vesting reflecting the performance of our stock.

Elements of Compensation

The principal elements of compensation for our named executive officers for 2018 include a base salary and annual incentive opportunity. In addition, long-term incentive opportunities are provided through equity awards. This structure is intended to provide each executive officer with a competitive salary and incentive compensation tied to the achievement of corporate goals, strategic initiatives, individual performance and goals related to creating long-term shareholder value. We have entered into offer letter agreements with certain of our executive officers containing commitments with respect to compensation and equity grants, including provisions applicable in the event of termination. We do not have employment agreements providing for a fixed term of employment with any of our executive officers. We believe that our compensation structure is appropriate in light of our performance, our industry, the opportunities and challenges facing our industry, our business and the current business environment.

Compensation (including base salaries and annual incentives) of the President and Chief Executive Officer and our other named executive officers is reviewed periodically by the Compensation Committee. Adjustments are made by the Compensation Committee in its judgment, taking into account compensation arrangements for comparable positions at the peer group companies (discussed below), analysis prepared by Willis Towers Watson, individual performance of the executive officer, an assessment of the value of the individual’s performance going forward and compensation levels necessary to maintain and attract quality personnel. Compensation levels are also considered upon a promotion or other change in job responsibility.  Additionally, the Company considers feedback from shareholders, including feedback in the form of shareholder advisory votes on Ocwen’s executive compensation (discussed below).

Consideration of Shareholder Advisory Say-on-Pay Votes. In recent years, shareholder feedback in the form of shareholder advisory votes on Ocwen’s executive compensation has been very positive.  At each of our Annual Meetings of Shareholders since 2014, we have received at least 85% of votes cast on our Say-on-Pay proposal in favor of our executive compensation. As a result, the Compensation Committee has continued to apply broadly the same principles and philosophy it has used in previous years in determining executive compensation levels. The Compensation Committee and our Board of Directors intend to continue to consider shareholder feedback in the future, and hold an advisory Say-on-Pay vote at each annual meeting of shareholders.

Base Salary. The Compensation Committee sets the base salary of the President and Chief Executive Officer. The base salaries for all other named executive officers are determined by the Compensation Committee after taking into account recommendations from the President and Chief Executive Officer. Ocwen’s chief human resources officer assists the President and Chief Executive Officer and the Compensation Committee by providing them with market data and other reference materials. As discussed above, the Compensation Committee analyzes and considers various factors when setting base compensation, including the advice from its independent compensation consultant.

Annual Incentive Compensation. Ocwen’s annual incentive compensation opportunity for eligible employees, including our executive officers, is provided under the 1998 Annual Incentive Plan, as amended, which has been approved by our shareholders. Awards under the plan are paid in cash or, in the Compensation Committee’s discretion, all or a portion of the total award value may be paid in the form of equity awards of our stock. Awards under the plan for 2018 were in the form of cash. The plan provides the Compensation Committee with the authority to establish incentive award guidelines which are further discussed below. If equity awards are granted as payment of an award under the 1998 Annual Incentive Plan, they will be granted pursuant to the 2017 Performance Incentive Plan discussed below. Other equity awards may also be made under the 2017 Performance Incentive Plan as discussed below.

Each executive officer has a target annual incentive award that is expressed as a percentage of total target cash compensation. The target annual incentive award for each executive officer was determined by the Compensation Committee based on its assessment of the nature and scope of each executive officer’s responsibilities and an assessment of compensation levels necessary to maintain and attract quality personnel. The table below reflects the percentage of each presently-serving named executive officer’s target total cash compensation in 2018 that was allocated to variable incentive compensation. The 2018 compensation of Messrs. Bourque, Faris, and Kumbar reflected the terms of these executives’ severance agreements with the Company, and they are not included in the table below as they were not eligible for payouts under the Annual Incentive Plan.

Name	Annualized Base Salary ($)	Annualized Incentive Target ($)	Total Target Cash Compensation ($)	Variable Pay Percentage of Total Target Cash Compensation (%)
Glen A. Messina(1)	900,000	1,350,000	2,250,000	60
John V. Britti	450,000	450,000	900,000	50
Catherine M. Dondzila	433,100	276,900	710,000	39
Scott W. Anderson	500,000	500,000	1,000,000	50
Arthur C. Walker, Jr. (2)	530,400	216,964	747,364	29

(1)	Effective January 1, 2019, Mr. Messina’s Annualized Incentive Target was voluntarily reduced to $1,125,000, as discussed above.

(2)	Mr. Walker received OMS cash dividends in the amount of $217,000 in 2018 (as described under “OMS Preferred Stock Plan” below).

The Compensation Committee structures the annual incentive award opportunity under the 1998 Annual Incentive Plan to help motivate executives to achieve pre-established key performance indicators that it believes will enhance Company performance and long-term shareholder value. In doing so, the Compensation Committee has incorporated a variety of quantitative and qualitative performance measures that it believes will help to incentivize performance that perpetuates the long-term success of the Company and discourages executives from pursuing short-term risks that may not be consistent with achieving such long-term success.

For each executive other than the President and Chief Executive Officer, the annual incentive award opportunity was based on (i) the Company’s performance in meeting the objectives established in the corporate scorecard (the Corporate Component) and (ii) a performance appraisal of the executive officer and the performance of the executive’s business unit or support unit (the Individual Component). Messrs. Anderson’s and Britti’s award were weighted 80% on the Corporate Component and 20% on the Individual Component, and Mr. Walker’s and Ms. Dondzila’s awards were weighted 70% and 30% on the Corporate and Individual Components, respectively.

For the President and Chief Executive Officer, the annual incentive award opportunity was based on (i) the Company’s performance in meeting the objectives established in the corporate scorecard and (ii) a performance appraisal by the Compensation Committee. Mr. Messina’s award was weighted 80% on the Corporate Component and 20% on the Individual Component.

Consistent with the Company’s pay for performance philosophy, and pursuant to its authority under the 1998 Annual Incentive Plan to reduce payouts, the Compensation Committee reduced 2018 annual incentive payments to all named executive officers by 35% due to its general assessment of the Company’s overall performance and financial condition.

Corporate Component.

The corporate scorecard is approved annually by the Compensation Committee. The 2018 corporate scorecard contained both specific financial goals and other non-financial goals that are aligned to key business, risk management and other initiatives. In determining whether to approve the corporate scorecard each year, the Compensation Committee considers a number of factors, including whether the goals are consistent with and likely to enhance corporate performance and long-term shareholder value as well as the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the “target” performance at a level that is challenging to achieve, a “threshold” level for each goal that must be met in order for any portion of the incentive to be paid with respect to that goal, and a maximum or “outstanding” level for each goal that would result in payment of the maximum bonus opportunity with respect to that goal.  On occasion, the Compensation Committee may assign a “target plus” level where the target level has been significantly surpassed but the outstanding level has not been met. If the “threshold” level is achieved for a particular goal, 50% of the amount allocated to such goal will be earned, if the “target” level is achieved for a particular goal, 100% of the amount allocated to such goal will be earned, if the “target plus”

level is achieved, 125% of the amount allocated to such goal will be earned and if the “outstanding” level is achieved for a particular goal, 150% of the amount allocated to such goal will be earned. Our corporate scorecard for 2018 and corresponding achievement levels are detailed below:

2018 Corporate Scorecard Elements
Corporate Objectives		Weight	Achievement Levels			Level Achieved
			Threshold	Target	Outstanding
1.	Improve on Budgeted Earnings
	Exceed Board approved budget by 15%	20%	5% or better than Board approved budget	15% or better than Board approved budget	25% or better than Board approved budget	Threshold
2.	Strategic Transactions: PHH
1.	PHH acquisition close date	25%	Close between October 1 and December 31, 2018	Close between July 14 and September 30, 2018	Close on or before July 13, 2018	Threshold
2.	By end of September, deliver detailed and credible plan for achieving at least $50 million of cost savings through the merger integration within 12 months of closing		Discretion of Compensation Committee			Target
3.	Risk and Compliance Management
	Enhance culture of effective and efficient Risk and Compliance Management, internal controls and corporate governance across all business units, corporate functions and Three Lines of Defense	20%	Discretion of Compensation Committee			Target
4.	Service Excellence and Employee Initiatives
1.	Reduce CFPB complaint volumes by 20% over 2017 total	15%	>12.49% and <20% reduction	>=20% and <27.5% reduction	>=27.5% reduction	Outstanding
2.	Achieve external Retail Forward Lending Net Promoter Score (NPS) of 55 and pull-through from lock-to-close of 50% through September		NPS 50 Pull-through 45%	NPS 55 Pull-through 50%	NPS 55 Pull-through 55%	Below Threshold
3.	Achieve external Reverse Mortgage Net Promoter Score (NPS)		70	80	85	Target
4.	Build upon initiatives for Employee Engagement, Diversity & Inclusion		Discretion of Compensation Committee			Target
5.	Resolve Legacy Matters
	Continue to resolve legacy matters negatively impacting the Company’s reputation and financial condition, including but not limited to matters described in our public filings	10%	Discretion of Compensation Committee			Target
6.	Growth and Investment
	Achieve annualized return of 8.25% on corporate capital during Q3 through Q4 for at least $150 million of excess liquidity	10%	Greater than 6.99% and less than 8.25% return on corporate capital	Greater than or equal to 8.25% and less than 9.5% return on corporate capital	9.5% or greater return on corporate capital	Outstanding

Based on the Company’s actual 2018 performance and weightings assigned to each goal, the overall corporate scorecard payout for 2018 was 91%.

Individual Component.

Business Unit Scorecard. Each named executive officer’s business unit scorecard contained components of the Company’s corporate scorecard and strategic initiatives related to the respective executive officer’s area of responsibility. As noted above, the incentive opportunity for our President and Chief Executive Officer during 2018 was based on the corporate scorecard and an individual performance appraisal, given his overall responsibility for the performance of the Company. Accordingly, he did not have a business unit scorecard.

For 2018:

•
Mr. Anderson’s overall business unit scorecard was based on nine equally weighted departmental scorecards within residential servicing. The departmental scorecards consisted of investor services, default servicing, servicing operations, operational control, call center operations, customer experience, financial operations, record services and servicing projects. Each departmental scorecard included goals related to meeting departmental budgets, achieving customer service targets and risk and compliance goals along with other departmental-specific goals.

•
Mr. Britti’s overall business unit scorecard was based on his oversight of the both the capital markets function and the Company’s investment and business development organizations. The goals included customer service, function budgets, compliance and risk, supporting strategic initiatives of the Company and the originations organization.

•
Ms. Dondzila's and Mr. Walker's business unit scorecard were based on overall function performance against five strategic, financial and operational objectives related to the achievement of the overall corporate budget goal and year-end cost run rate, integration of PHH departments into related existing finance departments, enhancing a culture of effective and efficient Risk and Compliance management, internal controls and corporate governance, internal customer service Net Promoter Score (NPS), and PHH integration support for the entire organization.

The weighted value of the various goals in each named executive officer’s business unit scorecard varies depending upon the relative importance of the goals. Additionally, in developing the goals in the named executive officer scorecards, we endeavor to incorporate a variety of quantitative and qualitative measures that we believe will help to incentivize performance that perpetuates the long-term success of the Company and discourages executives from pursuing short-term goals that may not be consistent with achieving such long-term success.

Within each component of the business unit scorecard, there are three established levels of achievement: Threshold, Target and Outstanding. Outlined below is the percentage of their target incentive opportunities that our presently-serving named executive officers are eligible to earn based on their level of achievement under their business unit scorecards (with a different structure applying to Mr. Walker as a result of his presence in the U.S. Virgin Islands (“USVI”)).

Level of Achievement	Non-USVI-Based Named Executive Officers	USVI-Based Named Executive Officers
Below Threshold	—	—
Threshold	50%	—
Target	100%	100%
Outstanding	150%	200%

We believe that different incentive compensation structures for eligible USVI-based and non-USVI based employees are appropriate considering the overall compensation packages available to each executive officer, including eligibility to participate in the plans and programs available in each jurisdiction.

Performance Appraisal. The President and Chief Executive Officer’s performance appraisal rating is determined by the Compensation Committee in consultation with the other non-management directors. The performance appraisal ratings of the other named executive officers are determined by the Compensation Committee after taking into account recommendations from the President and Chief Executive Officer. The Compensation Committee evaluates the proposed results and performance appraisal recommendations and determines the final incentive compensation awards for each executive.

Furthermore, the Compensation Committee exercised discretion to reduce final 1998 Annual Incentive Plan payouts for 2018 by 35% based on its general assessment of Ocwen’s overall performance and financial condition.

Outlined below are the payout results (expressed as a percentage) for each component of the annual incentive opportunity: Corporate Component (based on the corporate scorecard), Individual Component (combined business unit scorecard and performance appraisal) and total payout as a percentage of target annual incentive for each named executive officer.

Payout for Incentive Compensation Components
Name	Corporate Component Payout	Individual Component Payout	Achieved Payout	Reduction(3)	Final Annual Incentive Payout (as a percentage of Target Annual Incentive)
Glen A. Messina (1)	100.0%	100.0%	100.0%	(35.0)%	65.0%
Catherine M. Dondzila	91.0%	82.5%	88.5%	(35.0)%	57.5%
Scott W. Anderson	91.0%	119.4%	96.8%	(35.0)%	62.8%
John V. Britti	91.0%	88.6%	90.5%	(35.0)%	58.8%
Arthur C. Walker, Jr. (2)	91.0%	82.5%	88.5%	(35.0)%	50.0%
(1) Mr. Messina was awarded a pro-rated payout at target for the Corporate and Individual Components due to the limited period of performance on which he was evaluated and following consultation with the Compensation Committee’s independent compensation consultant.
(2) Mr. Walker’s final payout is based on the value of his annual incentive target less any dividends earned from the OMS Preferred Stock Plan.
(3) The Compensation Committee reduced 2018 annual incentive payments to all named executive officers by 35% based on its general assessment of the Company’s overall performance and financial condition.

Equity Incentive Plan

Ocwen’s long-term incentive opportunity for eligible employees, including executive officers, through equity awards is provided under the 2017 Performance Incentive Plan (the “2017 Plan”). The 2017 Plan authorizes the grant of restricted stock, restricted stock units, options, stock appreciation rights or other equity-based awards, including cash-settled awards, to our employees (including executive officers), directors, advisors and consultants. To date, we have made grants under the 2017 Plan only to employees and directors. We implemented the 2017 Plan to motivate employees to make extraordinary efforts to achieve significant improvements to shareholder value, support retention of key employees and align the interests of our employees with the interests of our shareholders.

The Compensation Committee periodically reviews the granting of equity awards to employees based on such factors as Company performance, market competitive conditions and advice on executive compensation from the Compensation Committee’s independent compensation consultant. Equity awards granted during 2018 to our named executive officers are discussed in “CEO Transition and Compensation,” above.

2019 Changes to Compensation Structure

During 2019, the Compensation Committee has made several changes to the compensation structure of the Company’s executives, including its named executive officers. These changes are designed to retain and motivate individual performance at high levels, and focus employees on the future with clear outcomes that align with interests of key stakeholders. To build on our pay-for-performance philosophy, we are re-balancing our executives’ overall pay mix to create alignment with both short-term and long-term objectives. Our goal is to drive a total compensation profile, including percentage of total compensation at risk and the balance of short-term and long-term incentives, that is consistent with mortgage industry and peer benchmarks.

2019 Annual Incentive Compensation and Corporate Scorecard

Consistent with the changes to the 2019 compensation structure described above, short-term incentive compensation under the Annual Incentive Plan will have greater weight on key near term financial, growth and risk management outcomes.

The Compensation Committee has approved our 2019 corporate scorecard. Corporate objectives covered in the scorecard include:

•	Achieving annual and fourth quarter income targets

•	Executing on key business priorities, including the following:

◦	Completing the PHH integration, including loan boarding onto Black Knight’s MSP servicing system

◦	Achieving business plan growth objectives relating to acquisitions of mortgage servicing rights

◦	Establishing funding to execute on business plan growth objectives

◦	Achieving annualized cost reduction targets

◦	Fulfillment of regulatory commitments

•	Continuing to enhance our risk and compliance management

2019 LTI Awards. Consistent with the changes to the 2019 compensation structure described above, long-term incentive compensation will be addressed through a new long-term incentive (LTI) program established in 2019. The LTI is designed to promote actions and decisions aligned with our strategic objectives and reward our executives and other program participants for long-term value creation for our shareholders in a manner that is consistent with our pay-for-performance philosophy. The 2019 awards will be cash-settled to avoid share dilution but will grant target values as share-based units to align final award value with share performance, except that a portion of Mr. Messina’s award will be settled in shares of common stock. The program will include both a time-vesting component for retention purposes and performance component to align with pay-for-performance objectives, using absolute total shareholder return as the performance metric. The implementation of the LTI program is intended to re-balance our executives’ overall pay mix to account for both short-term and long-term objectives, and will result in reduced target short-term compensation delivered through our Annual Incentive Plan. The LTI awards are made under the 2017 Plan. Messrs. Anderson, Britti, Messina and Walker and Ms. Dondzila received 2019 awards under the LTI program.

USVI Relocation Program and OMS Preferred Stock Plan

Our USVI operations, which are based in St. Croix, USVI, are important structurally to our business model.  Generally, the senior executives that we have sought to hire as OMS executives have not been based in St. Croix.  Rather, the senior level talent we have recruited has generally been located in major metropolitan centers in the United States that in some cases are thousands of miles from St. Croix.  In addition, St. Croix is generally more economically depressed, but has a higher cost of living, compared to many of the major metropolitan areas of the United States where we believe senior talent is located and a number of our peer companies are based.

USVI Relocation Program. In order to enable us to recruit top talent and incentivize key personnel to relocate, we offer a relocation package to individuals at the director level and above who relocate to the USVI to work for OMS (the “USVI Relocation Program”).  The USVI Relocation Program includes relocation benefits such as moving expenses, home sale support, a housing allowance for up to five years, payment of children’s school tuition fees, payment of “home leave” travel for return trips to the continental United States and tax gross-ups on certain taxable benefits, in each case subject to certain limits and exceptions. Upon a participant’s retirement or involuntary termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. In addition, if a participant at the level of executive vice president is involuntarily terminated without cause, such participant is eligible to receive a severance payment equal to one year’s base salary if such termination of employment occurs within the first year following relocation and six months’ base salary if such termination occurs at any time after the first year following relocation. We believe that our USVI Relocation Program is necessary to attract and retain talent that is critical to the success of our USVI operations. During 2018, each of Messrs. Bourque and Walker received benefits under the USVI Relocation Program, as set forth in the “Summary Compensation Table” below and accompanying footnotes.

OMS Preferred Stock Plan. The Amended and Restated 2013 Preferred Stock Plan of OMS (the “OMS Preferred Stock Plan”) authorizes the grant of non-voting OMS Preferred Stock to OMS employees. The OMS Preferred Stock Plan was created to induce certain OMS employees to relocate and work in the USVI, remain in the employ of OMS and provide additional incentive to promote the success of OMS.

The Board of Directors of OMS authorized the purchase of 1,000 shares of Class B Preferred Stock by Mr. Walker and 1,000 shares of Class I Preferred Stock by Mr. Bourque on March 5, 2014 and February 14, 2015, respectively. OMS declared quarterly dividends on each of the outstanding classes of OMS Preferred Stock, payable on March 30, 2018, June 22, 2018, September 28, 2018 and December 31, 2018 based upon the performance of OMS during 2018. Mr. Bourque ceased to receive dividends following his resignation on June 22, 2018. Details regarding these dividends are set forth in the “Summary Compensation Table” below and accompanying footnotes.

Other Compensation

Our policy with respect to employee benefit plans generally is to provide benefits to our employees, including our executive officers, that are comparable to benefits offered by companies of a similar size. We believe that a competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly-qualified employees. Our named executive officers participate in the benefit plans offered to our salaried employees, generally, including medical, dental, life and disability insurance plans, and a 401(k) plan.

Role of Executive Officers in Compensation Decisions

The President and Chief Executive Officer is involved in the recommendation of certain compensation arrangements for approval by the Compensation Committee. The President and Chief Executive Officer annually reviews the performance of the executive officers and is involved in formulating recommendations regarding equity compensation for the executive officers (other than himself, whose performance is reviewed, and compensation determined, by the Compensation Committee). The President and Chief Executive Officer presents his conclusions and recommendations regarding annual compensation and annual incentive opportunity amounts for the executive officers to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations, subject, in each case, to any applicable limits contained in any plan or agreements applicable to such awards. All compensation decisions with respect to the compensation of the President and Chief Executive Officer are made by the Compensation Committee, which consults with the other non-management directors and outside advisors to the extent it deems appropriate. The chief human resources officer assists the President and Chief Executive Officer and the Compensation Committee by providing them with market data and other reference materials.

Setting Compensation Levels

The Compensation Committee periodically reviews the compensation of the President and Chief Executive Officer and our other named executive officers.  As discussed above, adjustments are made by the Compensation Committee in its judgment, taking into account compensation arrangements for comparable positions at peer group companies (discussed below), analysis prepared by Willis Towers Watson, individual performance of the executive officer, an assessment of the value of the individual’s performance going forward and compensation levels necessary to maintain and attract quality personnel. Compensation levels are also considered upon a promotion or other change in job responsibility.  Additionally, the Company considers feedback from shareholders, including feedback in the form of shareholder advisory votes on Ocwen’s executive compensation, as discussed above.

Typically, market reviews for our named executive officers are based on comparisons against a peer group of companies that are recommended to the Compensation Committee by its independent compensation consultant based on a number of metrics, including industry classification, revenues, assets and number of employees. The peer group used for compensation decisions in 2018 was the same as in 2017, as listed below.

Black Knight Financial Services, Inc.	Jack Henry & Associates, Inc.
Broadridge Financial Solutions, Inc.	MGIC Investment Corporation
CoreLogic, Inc.	Nationstar Mortgage Holdings Inc.
Ditech Holding Corp.	Navient Corporation
DST Systems, Inc.	PennyMac Financial Services, Inc.
Euronet Worldwide, Inc.	PHH Corporation
Flagstar Bancorp, Inc.	Radian Group Inc.
For 2019 compensation decisions, the Compensation Committee will work with a revised peer group that reflects changes to both the Company and our competitive landscape.

Stock Ownership and Prohibition against Short Sales, Hedging and Margin Accounts

Although we do not have stock ownership requirements for our executives, our philosophy is that equity ownership by our executives is important to attract, motivate and retain executives as well as to align their interests with those of our shareholders. The Compensation Committee believes that the Company’s equity plans are adequate to achieve this philosophy.

We maintain an Insider Trading Prevention Policy that governs the timing of transactions in securities of the Company by directors and executives. In addition, the Policy prohibits any director, officer or employee from engaging in any short sale of the Company’s stock, establishing and using a margin account with a broker-dealer for the purpose of buying or selling Company stock, or buying or selling puts or calls on the Company’s stock. This policy is designed to encourage investment in the Company’s stock for the long term and to discourage active trading or short-term speculation.

Clawback Policy

The Company maintains an incentive compensation clawback policy that allows our Board of Directors or the Compensation Committee to recoup incentive compensation if the Company restates its financial statements. The policy applies to cash or equity incentive payments or awards to Covered Individuals (as defined below) when (1) the amount of any such payment or award was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirement under federal securities laws, (2) a lesser (or no) payment or award would have been made based upon the restated financial results, and (3) the payment or award was received (or the applicable vesting event of the award occurred) during the three-year period preceding the date on which the Company is required to prepare such accounting restatement.  For purposes of the policy, a “Covered Individual” means any current or former employee who, at the time of receipt of any such payment or award, was an executive officer of the Company or an Executive Vice President or more senior officer of the Company or any of its subsidiaries.

Restrictive Covenants

All of our named executive officers have executed an intellectual property and non-disclosure agreement. This agreement requires the named executive officer to hold all “confidential information” in trust for us and prohibits the named executive officer from using or disclosing such confidential information except as necessary in the regular course of our business or as otherwise required by law. Other than these restrictive covenants, we generally do not have non-competition or non-solicitation agreements with our executive officers. From time to time, we enter into separation agreements with executive officers that contain these provisions. In addition, certain of our equity award agreements contain provisions that provide that post-retirement vesting or exercise of the award, as applicable, is dependent on compliance with certain covenants.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to its “covered employees.” Prior to federal tax reform enacted in December 2017, Section 162(m) included an exception to this limitation on deductibility for qualifying “performance-based compensation,” provided that certain performance and other requirements are met. Under the new tax legislation, for taxable years beginning after December 31, 2017, there is no longer an exception to the deductibility limit for qualifying “performance-based compensation” unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the scope of which is currently uncertain). Also under the new legislation, the definition of “covered employees” has been expanded to include a company’s chief financial officer (in addition to the chief executive officer and three other most highly paid executive officers), plus any individual who has been a “covered employee” in any taxable year beginning after December 31, 2016. As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company of various payments and benefits, including the impact of Section 162(m). However, we reserve the right to design programs that may not be deductible under Section 162(m) if we believe they are nevertheless appropriate to help achieve our executive compensation program objectives, and in any case, there can be no assurance that any compensation paid by the Company will be fully deductible.

CEO Pay-Ratio Disclosure
Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on Securities and Exchange Commission rules for this disclosure and applying the methodology described below, we have determined that Mr. Messina’s total compensation for 2018 was $6,960,421 and the median of the total 2018 compensation of all of our employees (excluding our CEO) was $34,046 (after applying a cost-of-living adjustment and converting foreign currency to U.S. dollars, as described below). Accordingly, we estimate the cost-of-living-adjusted ratio of our CEO’s total compensation for 2018 to the median of the total 2018 compensation of all of our employees (excluding our CEO) to be 204 to 1.
We identified the median employee by taking into account the total compensation paid for 2018 to all individuals, excluding our CEO, who were employed by us or one of our subsidiaries on December 31, 2018. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not annualize the compensation for any employees who were not employed by us for all of 2018. We applied a cost of living adjustment to employees employed outside of the United States as described below. Once the median employee was identified as described above, that employee’s total compensation for 2018 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology (in the case of the median employee’s compensation, as adjusted for cost-of-living and currency conversion as described below).
In calculating the compensation of our employees in the Philippines, we applied a currency conversion factor based on the U.S. dollar to Philippines Peso exchange rate as of December 31, 2018. In calculating the compensation of our employees in India, we applied a currency conversion factor based on the U.S. dollar to Indian Rupee exchange rate as of December 31, 2018.2 As permitted under SEC rules, in identifying the median employee and in presenting the median employee’s total 2018 compensation above, we applied a cost-of-living adjustment to the compensation of employees outside the United States based on a purchasing power parity conversion factor published by The World Bank for 2016.3 Using this methodology, we determined that our median employee is employed in India. If we had determined the median employee and total compensation as described in the preceding paragraph but had not applied a cost-of-living adjustment to identify our median employee or calculate our median employee’s total compensation, the median of the total compensation of all of our employees (excluding our CEO) would have been $12,011 and we estimate the resulting ratio of our CEO’s total compensation to the median of the total compensation of all of our employees (excluding our CEO) would have been to 580 to 1.
If we only considered our U.S.-based employees (excluding our CEO) in identifying the median employee using the methodology otherwise described above, we determined that our median U.S.-based employee’s total compensation was $59,261. Accordingly, we estimate the resulting ratio of our CEO’s total compensation to the median of the total compensation of all our U.S.-based employees (excluding our CEO) to be 117 to 1.
Report of the Compensation Committee
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

April 18, 2019	Compensation Committee:
DeForest B. Soaries, Jr., Chair
Jacques J. Busquet, Director
Robert J. Lipstein, Director

2 As reported by the U.S. Bureau of the Fiscal Service Treasury Reporting Rates of Exchange as of December 31, 2018, the Indian Rupee to U.S. Dollar to conversion rate was 69.80:1 and the Philippines Peso to U.S. Dollar to conversion rate was 52.49:1.

3 The “price level ratio of PPP conversion factor (GDP) to market exchange rate” published by the World Bank indicates how many U.S. dollars are needed to buy one U.S. dollar’s worth of goods in a particular country. For 2017, the most recent data accessible, the ratio reported for India was 0.3, meaning the local currency equivalent of $1 purchased $3.33 worth of goods in India. Similarly, the ratio reported for the Philippines was 0.4, meaning the local currency equivalent of $1 purchased $2.50 worth of goods in the Philippines. Accordingly, we multiplied the 2018 compensation of each employee based in India by 3.33 and of each employee based in the Philippines by 2.5 prior to identifying the employee with the median of the total 2018 compensation and in presenting such employee’s total compensation in order to reflect a cost-of-living adjustment.

Summary Compensation Table - 2016, 2017 and 2018
The following table provides information concerning the compensation of our named executive officers for the 2018, 2017 and 2016 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Glen A. Messina President and Chief Executive Officer(4)	2018	214,615	—	4,050,001	791,035	213,966	1,690,804	6,960,421

Ronald M. Faris Former President and Chief Executive Officer(5)	2018	437,500	—	—	—	—	2,848,338	3,285,838
	2017	875,000	—	—	—	1,365,001	5,300	2,245,301
	2016	875,000	—	1,755,375	—	1,345,030	5,300	3,980,705

John V. Britti Executive Vice President, Chief Investment Officer; Interim Chief Executive Officer(6)	2018	450,000	150,000	450,001	—	264,771	5,300	1,320,072
	2017	450,000	—	—	—	456,714	6,050	912,764
	2016	450,000	—	276,702	—	525,413	6,050	1,258,165

Catherine M. Dondzila Senior Vice President and Chief Accounting Officer(7)	2018	433,100	—	—	—	159,197	6,200	598,497

Michael R. Bourque, Jr. Former Executive Vice President, Chief Financial Officer(8)	2018	240,385	—	—	—	—	351,654	592,039
	2017	500,000	—	—	—	244,989	327,905	1,072,894
	2016	500,000	—	325,646	—	321,227	328,248	1,475,121

Scott W. Anderson Executive Vice President, Chief Servicing Officer	2018	500,000	—	—	—	314,236	—	814,236
	2017	500,000	—	—	—	542,984	750	1,043,734
	2016	500,000	—	303,680	—	584,417	6,050	1,394,147

Arthur C. Walker, Jr. Senior Vice President, Global Tax	2018	530,400	—	—	—	108,447	295,802	934,649
	2017	530,400	—	—	—	216,039	295,605	1,042,044
	2016	530,400	—	181,208	—	313,777	295,951	1,321,336

Otto J. Kumbar Former Executive Vice President, Lending(9)	2018	63,462	—	—	—	—	1,273,069	1,336,531

(1)
Represents the aggregate grant date fair value of stock awards and stock options, computed in accordance with FASB ASC 718. These amounts do not represent the actual amounts paid to or realized by the executive. We based the grant date fair value of stock awards with a service condition on the average of the high and low prices of our common stock as reported on the New York Stock Exchange on the date of grant of the awards. The fair value of the time-based option awards was determined using the Black-Scholes options pricing model, while a lattice (binomial) model was used to determine the fair value of the market-based option awards. Lattice (binomial) models incorporate ranges of assumptions for inputs. Stock unit awards with only a service condition are valued at their intrinsic value, which is the market value of the stock on the date of the award. The fair value of stock unit awards with both a service condition and a market-based vesting condition is based on the output of a Monte Carlo simulation. Additional detail regarding the calculation of these values is included in Note 21 to our audited financial statements for the fiscal year ended December 31, 2018, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2019.

(2)	Represents annual incentive compensation earned in the corresponding year and paid in the first quarter of the following year.

(3)	Amounts shown in this column are set forth in the supplemental “All Other Compensation” table below.

(4)	Mr. Messina assumed the role of President and Chief Executive Officer on October 4, 2018.

(5)	Mr. Faris retired as our President and Chief Executive Officer effective June 30, 2018 following 27 years of service to the Company.

(6)	Mr. Britti served as interim Chief Executive Officer from July 1, 2018 through October 4, 2018. The bonus paid to him was in recognition of his contributions during his interim role.

(7)	Ms. Dondzila was designated the Company's principal financial officer effective July 17, 2018.

(8)	Mr. Bourque resigned as Executive Vice President and Chief Financial Officer effective June 22, 2018.

(9)	Mr. Kumbar's position as Executive Vice President, Lending was eliminated effective February 9, 2018.
For more information about the elements of the compensation paid to our named executive officers, see “Compensation Discussion and Analysis” above.
All Other Compensation
The following table provides additional information about the amounts that appear in the “All Other Compensation” column in the Summary Compensation Table.

Executive Officer	401(k) Matching Contributions(1) ($)	USVI Relocation Benefits(2) ($)	OMS Preferred Stock Dividends(3) ($)	Severance Payments(4) ($)	Relocation Benefits(5) ($)	Other ($)	Total ($)
Glen A. Messina(6)	—	—	—	—	36,370	1,654,434	1,690,804
Ronald M. Faris(7)	5,300	—	—	1,785,337	—	1,057,701	2,848,338
John V. Britti	5,300	—	—	—	—	—	5,300
Catherine M. Dondzila(8)	5,300	—	—	—	—	900	6,200
Michael R, Bourque, Jr.	10,950	80,108	125,000	135,596	—	—	351,654
Scott W. Anderson	—	—	—	—	—	—	—
Arthur C. Walker, Jr.	10,600	68,202	217,000	—	—	—	295,802
Otto Kumbar	3,328	—	—	1,263,221	6,520	—	1,273,069

(1)	Reflects employer matching contributions made under the Ocwen Financial Corporation 401(k) Savings Plan.

(2)	Reflects the value of USVI Relocation Program benefits, including a housing allowance of $4,000 per month and amounts to gross-up for taxable USVI Relocation Program expenses.

(3)
Reflects the value of dividends paid on owned preferred stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS' performance during 2018 (see "OMS Preferred Stock Plan" above for additional discussion).

(4)	Reflects the value of severance payments made to former executives and payouts of accrued paid time off balances.

(5)	Reflects the value of benefits paid under the Ocwen Relocation Plan, including amounts to gross-up for taxable expenses.

(6)
“Other” reflects the values of Mr. Messina's retainer payments of $1,200,000 made between his offer date and hire date, and severance benefits to which Mr. Messina was entitled as former President and Chief Executive Officer of PHH Corporation that were paid following Ocwen’s acquisition of PHH Corporation on October 4, 2018.

(7)
“Other” reflects the values of the $1,050,000 lump sum payment made in respect of Mr. Faris’ 2018 annual short-term incentive opportunity, and the costs of continued participation in company medical and dental benefits.

(8)	“Other” reflects the value of stipends paid to Ms. Dondzila to cover telecommuting expenses.

Grants of Plan-Based Awards for 2018

The following table provides information related to awards granted in 2018 under our 2017 Performance Incentive Plan and our 1998 Annual Incentive Plan, as amended.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald M. Faris	—	700,000	1,400,000	2,100,000	—	—	—	—	—	—	—
Glen A. Messina (3)	—	164,589	329,178	493,767	—	—	—	—	—	—	—
	10/4/2018	—	—	—	—	—	—	983,010	—	—	4,050,001
	10/4/2018	—	—	—	—	—	—	—	266,990	4.12	791,035
Michael R. Bourque, Jr.	—	—	250,000	500,000	—	—	—	—	—	—	—
Scott W. Anderson	—	250,000	500,000	750,000	—	—	—	—	—	—	—
Catherine M. Dondzila	—	138,450	276,900	415,350	—	—	—	—	—	—	—
John V. Britti (4)	—	225,000	450,000	675,000	—	—	—	—	—	—	—
	11/15/2018	—	—	—	—	—	—	174,419	—	—	450,001
Arthur C. Walker, Jr.	—	—	216,964	433,928	—	—	—	—	—	—	—

(1)
These amounts represent the potential non-equity compensation that would have been earned by each respective executive officer for 2018 service under the different achievement levels under their 2018 annual incentive opportunity, which are more fully discussed in “Compensation Discussion and Analysis,” pursuant to our 1998 Annual Incentive Plan. Under our current compensation structure, all non-equity incentive compensation is paid to the executive officer in the first quarter of the year following the year in which service was rendered. The actual amount of non-equity incentive compensation that was paid to our named executive officers for 2018 service is set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)	See footnote (1) under ”Summary Compensation Table,” above, for detail regarding the methodology used to calculate Grant Date Fair Value.

(3)
Mr. Messina was granted a restricted stock unit and a stock option award, each of which vests in three equal annual increments commencing October 4, 2019 so long as he remains an employee of the Company or a subsidiary of the Company at the time of each vesting. Mr. Messina will not have any rights of a stockholder with respect to (i) any of the shares subject to the restricted stock unit award until such shares are vested, or (ii) any of the shares underlying the option award until it is exercised.

(4)
Mr. Britti was granted a restricted stock unit award which vests in three equal annual increments commencing November 15, 2019 so long as he remains an employee of the Company or a subsidiary of the Company at the time of each vesting. Mr. Britti will not have any rights of a stockholder with respect to any of the shares subject to the restricted stock award until such shares are vested.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2018 for Ocwen’s named executive officers other than Messrs. Bourque and Kumbar, who had no outstanding equity awards at December 31, 2018.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Ronald M. Faris	-	-	-	-	-	76,708(5)	102,789	-	-
	-	-	-	-	-	300,817(6)	403,095	-	-

Glen A. Messina	-	266,990(14)	-	4.12	10/4/2028	-	-	-	-
	-	-	-	-	-	983,010(15)	1,317,233	-	-

Scott W. Anderson	24,579	8,193(7)	-	10.14	2/24/2025	5,112(8)	6,850	-	-
	-	-	-	-	-	-	-	48,231(9)	64,630
	22,500	-	-	33.45	5/14/2024	-	-	-	-
	-	-	45,000(10)	33.45	5/14/2024	-	-	-	-
	-	-	22,500(11)	33.45	5/14/2024	-	-	-	-
	-	-	-	-		20,000(5)	26,800	-	-
	-	-	-	-	-	40,000(6)	53,600	-	-

John V. Britti	24,579	8,193(7)	-	10.14	2/24/2025	5,112(8)	6,850	-	-
	-	-	-	-	-			48,231(9)	64,630
	100,000	-	-	16.17	3/5/2022	-	-	-	-
	-	-	-	-	-	18,333(5)	24,566	-	-
	-	-	-	-	-	36,250(6)	48,575	-	-
	-	-	-	-	-	174,419(4)	233,721	-	-

Arthur C. Walker, Jr.	12,500	-	-	51.70	08/26/2023	-	-	-	-
	-	-	25,000(12)	51.70	08/26/2023	-	-	-	-
	-	-	12,500(13)	51.70	08/26/2023	-	-	-	-
	12,290	4,096(7)	-	10.14	02/24/2025	-	-	-	-
						2,556(8)	3,425	-	-
	-	-	-	-	-	-	-	24,115(9)	32,314
	-	-	-	-	-	12,000(5)	16,080	-	-
	-	-	-	-	-	23,750(6)	31,825	-	-

Catherine M. Dondzila	12,290	4,096(7)	-	10.14	02/24/2025	-	-	-	-
	-	-	-	-	-	2,556(8)	3,425	-	-
	-	-	-	-	-	-	-	24,115(9)	32,314
	-	-	-	-	-	12,000(5)	16,080	-	-
	-	-	-	-	-	23,750(6)	31,825	-	-

(1)	Consists of equity awards with respect to which, as of December 31, 2018, any applicable performance hurdles have been met but awards remain subject to time-based vesting criteria.

(2)	Consists of equity awards with respect to which, as of December 31, 2018, the applicable performance hurdles have not been met.

(3)
The dollar amounts shown in these columns are determined by multiplying the number of unvested shares or units subject to the award by $1.34, the closing price of a share of our common stock on the New York Stock Exchange on December 31, 2018 (the last trading day of 2018).

(4)	The stock units vest 20% each on November 15, 2019 and November 15, 2020, with the remaining 60% vesting on November 15, 2021.

(5)	The remaining stock units vest on March 29, 2019.

(6)	The remaining stock units vest in two equal installments on March 29, 2019 and March 29, 2020.

(7)	The remaining options vest on February 24, 2019.
(8) The remaining stock units vest on February 24, 2019.

(9)
The stock unit award vests upon the Average Stock Price equaling or exceeding $16.26. For these purposes, “Average Stock Price” means the average of the Adjusted Stock Price for a period of twenty consecutive trading days, and the term “Adjusted Stock Price” shall mean, for a particular trading day, the sum of (i) the closing price of the Corporation’s common stock on such trading day, and (ii) the aggregate amount of dividends paid by the Company on a share of its common stock during the period commencing on the award date and ending on the applicable trading day.

(10)	One-fourth vests upon achieving a stock price of $66.90 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(11)	One-fourth vests upon achieving a stock price of $100.35 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(12)
The option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $103.40 with a 20% or greater annualized rate of return in the stock price measured from the date of grant.

(13)
The option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $155.10 with a 25% or greater annualized rate of return in the stock price measured from the date of grant.

(14)	The option award vests in three equal installments on October 4, 2019, October 4, 2020 and October 4, 2021.

(15)	The stock units vests in three equal installments on October 4, 2019, October 4, 2020 and October 4, 2021.

Option Exercises and Stock Vested During 2018

The following table provides information relating to the amounts realized on the exercise of options and the vesting of restricted stock during fiscal year 2018 for the individuals named in the Summary Compensation Table.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ronald M. Faris	—	—	227,118	935,726
Michael R. Bourque, Jr.	—	—	48,029	194,301
Scott W. Anderson	—	—	45,112	182,283
John V. Britti	—	—	41,570	167,690
Arthur C. Walker	—	—	26,431	107,107
Catherine M. Dondzila	—	—	26,431	107,107

(1)	No options were exercised during 2018.

(2)	The dollar amounts shown in this column for stock awards are calculated based on the closing price of a share of our common stock on the New York Stock Exchange on the date of vesting.
Potential Payments upon Termination or Change in Control
We would treat any termination of employment of a named executive officer as we believe is appropriate in light of the circumstances, subject to the terms of our agreements with the executive, including Severance Plans, employment offer letters, any equity award agreement and the intellectual property and non-disclosure agreement discussed above under “Restrictive Covenants," our clawback policy and, the employment laws of the USVI and our USVI relocation policy, as applicable. In addition, a named executive officer would typically retain any vested portion of prior equity awards granted through the 1998 Annual Incentive Plan, the 2007 Plan and the 2017 Plan.

Treatment of Options and Equity
In the event of death, disability, retirement or termination by the Company without cause, in each case as defined in the applicable stock option agreement, our stock option agreements generally provide that (i) all unvested options that vest over a certain time period (“time-based”) would immediately vest; (ii) all unvested options that vest in accordance with the fulfillment of market conditions or other performance criteria (“performance-based”) would generally continue to vest if the particular performance criteria is satisfied (in the case of retirement or termination without cause, within 90 days of termination); and (iii) all vested options generally terminate within a specified timeframe. Upon termination for cause, all vested and unvested options are immediately terminated. Additionally, pursuant to these stock option agreements, if there is a “change of control” as defined in the applicable stock option agreement, all options would immediately vest.
Our time-based and performance-based stock unit agreements for awards granted prior to 2019 provide for continued vesting upon retirement, disability or death. Upon retirement on or after the first anniversary of the award, or in the event of disability, vesting of the award continues as provided in the award agreement if certain conditions relating to cooperation and non-competition as set forth in the agreement are met. Upon death, vesting also continues as provided in the award agreement. If terminated (other than by retirement, disability or death), any unvested portion of the award shall be terminated on the last day of employment. If there is a “change of control” as defined in the applicable stock unit agreement, then all outstanding and unvested awards immediately vest.
Treatment of Cash-Settled Restricted Stock Units
The Long-Term Incentive (LTI) awards granted in 2019 contain the provisions set forth below. In the event of voluntary resignation (other than for good reason, as defined in the applicable award agreements), any unvested portion of an award will be forfeited.
Performance-Based LTI Awards. In the case of death or disability, the awards will immediately vest on a pro-rata basis in proportion to the percentage of the performance period the participant served prior to termination, and the performance-based vesting condition shall be deemed to have been achieved at target level. In the case of termination without cause or retirement, awards continue vesting in accordance with their terms, and depending on the specific award, such vesting may be on a pro-rata basis in proportion to the percentage of the performance period the participant served prior to termination. In the event of a change of control, awards continue vesting in accordance with their terms, but the performance-based vesting condition shall be deemed to have been achieved at target levels at each subsequent vesting date. If, within 12 months of such change of control, the corporation terminates the participant’s employment for any reason other than for cause or the participant resigns for good reason, the awards will vest at target level as of the date of termination.
Time-Based LTI Awards. In the case of death, disability, termination without cause or retirement, awards will immediately vest on a pro-rata basis in proportion to the percentage of the performance period the participant served prior to termination. If, within 12 months of a change of control, the corporation terminates the participant’s employment for any reason other than for cause or the participant resigns for good reason, the awards will immediately vest in full.
We believe that the provisions in our equity award agreements relating to change in control support our compelling business need to incentivize the retention of key employees during the uncertain times preceding a change of control. As described above, beginning with our 2019 awards, our award agreements provide for accelerated vesting following change of control only if such change of control is followed by actual or constructive termination (i.e., a “double trigger”), in order to further incentivize post-change of control retention and engagement.
Payments for Mr. Messina
In the event of Mr. Messina’s termination without cause or resignation for good reason, under the terms of his offer letter he will be entitled to receive (i) a lump sum termination payment in an amount equal to the sum of his base salary plus his annual target incentive, (ii) the estimated cost of 18 months’ COBRA benefits, and (iii) a pro rata portion of his annual bonus payment based on actual achievement of Ocwen performance objectives and payment of any unpaid prior year bonus. In addition, in the event of Mr. Messina’s termination without cause, resignation for good reason or termination due to death or disability, he will be entitled to accelerated vesting of his sign-on option award and sign-on restricted stock unit award.
Severance Plans
Messrs. Anderson and Britti and Ms. Dondzila are eligible for severance benefits upon a qualifying termination of employment, conditioned upon the execution of a separation and release agreement, consistent with either the United States Basic Severance Plan (the “Severance Plan”) or the United States Change in Control Severance Plan (the “CIC Plan”).

Under the Severance Plan, if an executive officer’s employment with the Company is terminated by the Company due to an eligible termination as defined in the Plan, the executive will be entitled to receive the following benefits: (i) a lump sum payment equal to 18 times the monthly base salary rate for Executive Vice Presidents Messrs. Anderson and Britti, or 12 times the monthly base salary rate for Senior Vice President Ms. Dondzila; and (ii) a monthly subsidy equal to the executive’s expected cost of COBRA premiums for continued medical coverage for aforementioned the number of months.

Under the CIC Plan, if a Change in Control (as defined in the Plan) occurs and either the participant’s employment is involuntarily terminated within the 12-month period following the Change in Control or he or she has been requested by the Company to continue in the employment of the Company through a specified date following a Change in Control and the participant remains in the employment of the Company for such specified period, the executive will be entitled to receive the following benefits, in lieu of not in addition to, the benefits described in the preceding paragraph: (i) a lump sum payment equal to 24 times the monthly base salary rate, plus the annual target incentive under the Annual Incentive Plan prorated for their length of service for the year in which the termination occurs, for Executive Vice Presidents Messrs. Anderson and Britti, or 15 times the monthly base salary rate for Senior Vice President Ms. Dondzila; and (ii) a monthly subsidy equal to the participant’s expected cost of COBRA premiums for continued medical coverage for the aforementioned number of months.
USVI Relocation Program
Mr. Walker is eligible for benefits pursuant to our USVI Relocation Program. Upon his retirement or involuntary termination without cause, Mr. Walker is eligible to receive reimbursement for relocation costs back to the continental United States. In addition, the Company separately agreed to provide Mr. Walker with a lump sum severance payment equal to six months’ base salary in the event of termination of employment.
Tabular Disclosure of Payments on Termination or Change in Control
The table below sets forth the potential benefits that each named executive officer serving as of December 31, 2018 would have been entitled to receive from the Company as described above upon a termination of employment under the circumstances described above, and the potential benefits that each individual would have been entitled to receive with respect to accelerated vesting of equity awards had a termination of employment under the circumstances described above or a change in control of the Company occurred, assuming that the event occurred on the last day of fiscal year 2018.
The value of any outstanding equity awards that would accelerate is determined by multiplying (i) the number of unvested restricted stock units held by the named executive officer that would accelerate by (ii) $1.34, the closing price of a share of our common stock on the New York Stock Exchange on December 31, 2018 (the last trading day of the year). Additionally, at that share price, no stock options for which vesting would accelerate had value.
Since the table below reflects payment under a hypothetical termination or change in control as of December 31, 2018, it does not reflect accelerated vesting and/or payment, if applicable, of LTI awards granted in 2019.

Potential Payments upon Termination of Employment or Change in Control
Name	Voluntary Termination without Good Reason or Involuntary Termination for Cause	Voluntary Resignation with Good Reason	Involuntary Termination Not for Cause	Change in Control without Termination	Change in Control with Termination	Disability or Death	Retirement
Glen A. Messina	—	4,960,336	4,960,336	1,317,233	4,960,366	1,317,233	1,317,233
Scott W. Anderson	—	750,000	750,000	151,880	1,151,880	87,250	87,250
John V. Britti	—	675,000	675,000	378,342	1,278,342	313,712	313,712
Arthur C. Walker, Jr. (1)	—	530,400	530,400	83,644	746,644	51,330	51,330
Catherine M. Dondzila	—	433,100	433,100	83,644	625,019	51,330	51,330

(1) Also entitled to expenses associated with relocating to the United States in the event of termination of employment, as discussed above.

ADVISORY RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Two)

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP, independent registered public accountants, to be our independent registered public accounting firm for the year ending December 31, 2019 and has further directed that such appointment be submitted for ratification, on an advisory basis, by our shareholders at the Annual Meeting. Although shareholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for shareholders to ratify such appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may, in its sole discretion, reevaluate the engagement of the independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
ADVISORY RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2019.

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management Ocwen’s audited financial statements as of and for the year ended December 31, 2018;

•
Discussed with Deloitte & Touche LLP, Ocwen’s independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 1301, “Communication with Audit Committees”; and

•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ocwen’s annual report on Form 10-K for the year ended December 31, 2018.

The Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com.

April 18, 2019	Audit Committee
Alan J. Bowers, Chair
Robert J. Lipstein, Director
Robert A. Salcetti, Director

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to Ocwen for professional services by Deloitte & Touche LLP for fiscal years 2018 and 2017:

	2018	2017
Audit Fees	$5,601,457	$5,129,000
Audit Related Fees	250,000	—
Tax Fees	2,150,010	1,723,352
All Other Fees	4,286	—
Total	$8,005,753	$6,852,352

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of Ocwen’s consolidated financial statements for fiscal years 2018 and 2017, for the reviews of the financial statements included in Ocwen’s quarterly reports on Form 10-Q during fiscal years 2018 and 2017 and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit Related Fees. This category includes the aggregate fees billed for reporting on internal controls relating to servicing operations.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees. This category includes the aggregate amounts billed in each of the last two fiscal years by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Deloitte & Touche LLP in 2018 and the proposed services for 2019 and determined that such services and fees are compatible with the independence of Deloitte & Touche LLP.

Principles for Audit Committee Pre-Approval of Audit and Non-Audit Services Provided by the Independent Auditor (the “Pre-Approval Principles”). The Audit Committee has adopted the Pre-Approval Principles to set forth the procedures and conditions for pre-approving audit and permitted non-audit services to be performed by the independent auditor responsible for auditing the Company’s consolidated financial statements filed with the Securities and Exchange Commission or any separate financial statements that may be required.

Pursuant to the Pre-Approval Principles, proposed services may either be pre-approved by the Audit Committee on a categorical basis, without consideration of specific services (“general pre-approval”), or may be subject to case-by-case pre-approval by the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches will result in an effective and efficient procedure for purposes of addressing the Company’s auditing and non-auditing services and for evaluating the potential impact of non-audit services on the independence of the independent auditor.

Pursuant to the Pre-Approval Principles, regardless of whether a class of services or individual service is proposed for general or specific pre-approval, the Audit Committee shall consider whether such service is consistent with applicable Securities and Exchange Commission and Public Company Accounting Oversight Board rules and guidance with respect to auditor independence. The Audit Committee shall also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service may enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. The Audit Committee shall also be mindful of the relationship between fees for audit and non-audit services in determining whether to pre-approve any class of services or individual service and may determine, for each year, the appropriate ratio between the total amount of “Audit Fees,” “Audit-Related Fees” and “Tax Fees” and the total amount of fees for permissible non-audit services classified under “All Other Fees.”

All audit and permitted non-audit services to be provided by the independent auditor, including the projected fees for such services, shall be pre-approved by the Audit Committee. In general, predictable and recurring audit and permitted non-audit services shall be considered for general and/or specific pre-approval by the full Audit Committee on an annual basis, generally in conjunction with the selection of the independent auditor. At this time, the Audit Committee may also choose to provide pre-approval of audit, audit-related and tax services that may ultimately be required, but are not specifically identified at the beginning of the calendar year.

For any services not covered by these initial pre-approvals, the Audit Committee delegates authority to the Chair of the Audit Committee to pre-approve any audit or permitted non-audit or tax service for which the estimated fee does not exceed $500,000. Any service not covered by the Audit Committee’s initial pre-approvals and for which fees are expected to exceed $500,000 shall be pre-approved by the full Audit Committee.

The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal Three)

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal which gives you as a shareholder the opportunity to approve or not approve our pay program for our named executive officers.

As described in more detail under the heading “Executive Compensation,” we believe our executive compensation programs are effectively designed, are in alignment with the interests of our shareholders and are instrumental to achieving our business strategy.  In recent years, shareholder feedback in the form of shareholder advisory votes on Ocwen’s executive compensation has been very positive.  At each of our Annual Meetings of Shareholders since 2014, we have received at least 85% of votes cast on our Say-on-Pay proposal in favor of our executive compensation.  As a result, the Compensation Committee has continued to apply broadly the same principles and philosophy it has used in previous years in determining executive compensation levels. The Compensation Committee and our Board of Directors intends to continue to consider shareholder feedback in the future.

Accordingly, we will ask our shareholders to vote on the following proposed resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.”

While the Compensation Committee and our Board of Directors intend to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

You may vote for or against or abstain from the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables contained in this proxy statement.

The Company’s current policy is to provide shareholders with an opportunity to approve, on an advisory basis, the compensation of the named executive officers each year at the annual meeting of shareholders. This policy aligns with the preference expressed by our shareholders at our 2017 Annual Meeting for Shareholders, who voted overwhelmingly to advise the Company to hold Say-on-Pay votes annually. Therefore, we expect that the next such vote will occur at the 2020 annual meeting of shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED
EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Ocwen’s Related Party Transactions Approval Policy (the “Policy”) sets forth our policies and procedures for the review, approval and monitoring of Related Party Transactions (which, as defined in the Policy and subject to certain exceptions, includes transactions in which the amount involved exceeds $120,000 and that involve Ocwen and (i) any person who is a director, nominee for director or senior vice-president or higher ranking employee of the Company or any of its subsidiaries and any other person who performs policy-making functions for the Company, (ii) any person who beneficially owns more than five percent of any class of the Company’s voting securities, (iii) any immediate family member of any of the foregoing persons, (iv) any entity or individual controlling or under common control with the Company or any of its subsidiaries, (v) any entity or individual covered by paragraph f or g of the definition of “Related Parties” in the Glossary of Financial Accounting Standards Board Accounting Standards Codification 850, Related Party Disclosures (“ASC 850”) such that disclosures of transactions with such entity or individual would be required in the Company’s audited financial statements under ASC 850, (vi) any entity or individual sharing any risk, compliance, internal audit or vendor oversight function with the Company or any of its subsidiaries and (vii) Altisource Portfolio Solutions, S.A. (“Altisource”), Front Yard Residential Corporation (formerly known as Altisource Residential Corporation), Altisource Asset Management Corporation, or any of their subsidiaries). Our written Code of Business Conduct and Ethics, which is available at www.ocwen.com, also includes policies and procedures that broadly cover situations in which conflicts of interest may arise.

The Risk and Compliance Committee (the “Committee”) of the Board of Directors provides independent review, approval and oversight of Related Party Transactions as required under the Policy.

In connection with the review and approval of a Related Party Transaction, the Committee is to be provided with the pertinent details of the proposed Related Party Transaction, including the terms of the transaction, the business purpose of the transaction, and the perceived benefits or any detriments to Ocwen. In determining whether to approve a Related Party Transaction, the Committee may consider the following factors, as well as any others it deems appropriate, to the extent relevant to the transaction (i) whether the transaction is in the best interests of Ocwen; (ii) whether there are any alternatives to the Related Party Transaction; (iii) whether the Related Party Transaction is on terms comparable to those available to third parties; (iv) the potential for the Related Party Transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts, (v) the overall fairness of the Related Party Transaction to Ocwen and (vi) any impact, positive or negative, on borrowers or mortgage loan investors. The Committee may request or require members of management to make certain modifications to a proposed Related Party Transaction prior to its approval of such Related Party Transaction.

Relationship with Altisource

Our relationship with Altisource is governed by a series of agreements that set forth the terms on which we do business with Altisource. The key agreements are summarized below.

Each of Ocwen Financial Corporation and OMS are parties to a Services Agreement, a Technology Products Services Agreement, an Intellectual Property Agreement and a Data Center and Disaster Recovery Services Agreement with a subsidiary of Altisource. Under the Services Agreements, Altisource provides residential property valuation services, property preservation and inspection services and title services, among other things. Altisource provides certain technology products and support services under the Technology Products Services Agreements and the Data Center and Disaster Recovery Services Agreements, including licensing us the REALServicing loan servicing system under a statement of work under the Technology Products Services Agreements. These agreements expire August 31, 2025. Ocwen and Altisource have also entered into a Master Services Agreement pursuant to which Altisource provides title services to Ocwen’s subsidiary Liberty Home Equity Solutions, Inc. and a General Referral Fee agreement pursuant to which Ocwen receives referral fees that are paid out of the commission that would otherwise be paid to Altisource as the selling broker in connection with certain real estate sales. We are currently in the process of transitioning to Black Knight Financial Services, Inc.’s LoanSphere MSP® servicing system (“Black Knight MSP”) from REALServicing. On February 22, 2019, Ocwen and Altisource S.à r.l (a subsidiary of Altisource) signed a Binding Term Sheet, which among other things, confirms Altisource’s cooperation with the de-boarding of loans from Altisource’s REALServicing servicing system to Black Knight MSP. The Binding Term Sheet also includes provisions regarding assuring that data is accurately transferred to Ocwen, including Ocwen having the ability to verify data accuracy and having continued access to the REALServicing system for an acceptable period of time. The Binding Term Sheet also amends certain provisions set forth in the Services Agreements. After certain conditions have been met and where Ocwen has the right to select the services provider, Ocwen will use Altisource to provide the types of services that Altisource currently provides under the Services Agreements for at least 90% of services for all portfolios for which Ocwen is the servicer or subservicer, except that Altisource will be the provider for all such services for the portfolios: (i) acquired by Ocwen pursuant to loan servicing in connection with the acquisition of Homeward Residential, Inc. (acquired in 2012) or assigned and assumed by Ocwen from Residential Capital, LLC, et al (assets acquired in 2013); and (ii)

acquired from Ocwen, excluding certain portfolios in which PHH has an interest, by New Residential Investment Corp. or its affiliates prior to the date of the Binding Term Sheet.

Notwithstanding the foregoing, Altisource will be the provider of mortgage charge-off collections services under the Services Agreements. The Binding Term Sheet also sets forth a framework for negotiating additional service level changes in the future. As specified in the Binding Term Sheet, if Altisource fails certain performance standards for specified periods of time, then Ocwen may terminate Altisource as a provider for the applicable service(s), subject to Altisource’s right to cure. For certain claims arising from referrals received by Altisource after the effective date of the Binding Term Sheet, the provisions include reciprocal indemnification obligations in the event of negligence by either Party and Altisource’s indemnification obligations of Ocwen in the event of any breach by Altisource of its obligations under the Services Agreements. The limitations of liability provisions include an exception for losses either party suffers as a result of third-party claims.

For the year ended December 31, 2018, we paid expenses of $41.0 million to Altisource under our agreements with Altisource.

 OTHER BUSINESS

The Board of Directors knows of no other business or nominees as of the date of printing this proxy statement other than the proposals described above in this proxy statement that will be presented for consideration at the meeting. If any other business or nominees should properly come before the meeting or any postponement or adjournment thereof, it is the intention of the management proxy holders to vote in accordance with their judgment, unless otherwise restricted by law.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Requirements for Proposals to be Considered for Inclusion in Proxy Materials

Any proposal which a shareholder desires to have considered for inclusion in our proxy materials relating to our 2020 Annual Meeting of Shareholders, must be received by the Secretary of Ocwen at our principal executive offices no later than December 20, 2019 and must comply with the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates.

If a shareholder wants to present a proposal, or nominate a person for election as Director, at the 2020 Annual Meeting, we must receive written notice of the proposal or nomination no earlier than December 20, 2019 and no later than January 19, 2020, which notice of the proposal or nomination must meet the requirements set forth in Sections 1.1 and 2.2 of our Bylaws, respectively. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, management proxies would be allowed to use their discretionary voting authority to vote on any matter with respect to which the foregoing requirements have been met.

Requests to have a shareholder proposal considered for inclusion in our 2020 proxy materials and notices of intent to present a proposal or nomination directly at the 2020 Annual Meeting should be mailed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Notices should be sent by first class United States mail or by a nationally recognized courier service. If you use the mail, we recommend that you use certified mail, return receipt requested.

ANNUAL REPORTS

A copy of our annual report on Form 10-K for the year ended December 31, 2018 was mailed on or about April 18, 2019 to shareholders of record as of April 1, 2019. The annual report is not part of the proxy solicitation materials and can be found on our website www.ocwen.com in the Financial Information section under the “Shareholders” tab.

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the Record Date for the meeting, on written request, a copy of the annual report on Form 10-K for the year ended December 31, 2018 required to be filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such requests should be directed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of this proxy statement and our annual report on Form 10-K for the year ended December 31, 2018 will be supplied to Brokers for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (i) “for all” the nominees for Director named earlier in this proxy statement, (ii) “for” the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019, and (iii) “for” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Should any matter not described above be properly presented at the meeting, it is the intention of the management proxy holders to vote in accordance with their judgment, unless otherwise restricted by law. As of the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the 2019 Annual Meeting. If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” above for further details on admission requirements.

We have adopted a procedure called “householding,” which the Securities and Exchange Commission has approved. Under this procedure, shareholders of record who have the same address and last name and did not receive their proxy materials electronically will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such shareholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of proxy materials was delivered. If you are a shareholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a shareholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-800-542-1061. If you are a beneficial shareholder, please contact your Broker directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

This proxy statement and our 2018 annual report may be viewed online at www.ocwen.com in the Financial Information section under the “Shareholders” tab. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided on the proxy card. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a Broker, refer to the information provided by that entity for instructions on how to elect this option.

OCWEN

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 29, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 29, 2019. Have your proxy card in hand when you call, and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E75986-P21176

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

OCWEN FINANCIAL CORPORATION

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Phyllis R. Caldwell
02) Alan J. Bowers
03) Jenne K. Britell
04) Jacques J. Busquet
05) Robert J. Lipstein
06) Glen A. Messina
07) Robert A. Salcetti
08) DeForest B. Soaries, Jr.
09) Kevin Stein

The Board of Directors unanimously recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as Ocwen Financial Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the accompanying proxy statement.	☐	☐	☐

NOTE: At their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address changes/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

OCWEN FINANCIAL CORPORATION

1661 Worthington Road, Suite 100, West Palm Beach, FL 33409

FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2019, AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR ALL the nominees for Director, FOR the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as Ocwen Financial Corporation's independent registered public accounting firm for 2019 and FOR the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the proxy statement. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, Proxy Statement and Form 10-K are available at www.proxyvote.com.

E75987-P21176

OCWEN FINANCIAL CORPORATION
REVOCABLE PROXY
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR USE ONLY AT THE 2019 ANNUAL MEETING OF SHAREHOLDERS AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF

The undersigned hereby appoints Glen A. Messina, and Michael J. Stanton, or either of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Ocwen Financial Corporation (the "Company") held of record by the undersigned on April 1, 2019, at the Annual Meeting of Shareholders to be held at Ocwen Financial Corporation's offices located at 3000 Leadenhall Road, Mount Laurel, New Jersey 08054 on Thursday, May 30, 2019, at 9:00 a.m., Eastern Daylight Time and at any postponement or adjournment thereof.

Shares of Common Stock of the Company will be voted as specified. **If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR ALL the nominees for Director, FOR the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2019 and FOR the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the proxy statement.** You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Ocwen Financial Corporation to be held on May 30, 2019, or any postponement or adjournment thereof, a Proxy Statement for the Annual Meeting and the 2018 Annual Report to Shareholders of the Company prior to the signing of this proxy.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side